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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITY WIRELESS CORPORATION
(Name of small business issuer in its charter)

Delaware	9995	91-1940650
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004 - 1 (800) 337-6642
(Address and telephone number of principal executive offices)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004
(Address of principal place of business or intended principal place of business)

Columbia Corporate Services, Inc.
701 Fifth Avenue, Suite 5701
Seattle, Washington 98104
(206) 587-5700
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:
As soon as possible after the effective date of this registration statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock Underlying the Private Offering Warrants	3,850,000 shares of common stock	$3.25(2)	$12,512,500

Common Stock Underlying the Mueller and Ideas Warrants	500,000 shares of common stock	$2.06(2)	$1,030,000

Common Stock Underlying the Crescent Communications Warrants	100,000 shares of common stock	$2.06(2)	$206,000

Common Stock issued in Private Offering	3,850,000 shares of common stock	$1.22(3)	$4,697,000

Common Stock issued outside Private Offering	1,535,232 shares of common stock	$1.22(3)	$1,872,983

TOTAL			$20,300,483	$5,359.33

(1)
Calculated pursuant to Rule 457(c) and (g) under the Securities Act of 1933.
(2)
Based on the actual warrant exercise price per Rule 457(g).
(3)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of bid and ask sale prices of the Registrant's Common Stock on September 27, 2000, as quoted in The NASD OTC Bulletin Board.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
October 4, 2000

UNITY WIRELESS CORPORATION
(FORMERLY SONIC SYSTEMS CORPORATION)

9,835,232 Shares of Common Stock
of Selling Shareholders

    The Company has prepared this prospectus to register up to 9,835,232 shares of its common stock for sale by certain shareholders of the Company and by the Company to certain warrantholders of the Company upon their exercise of their warrants. As of September 5, 2000, the Company had 24,821,725 shares of common stock outstanding. Of these, 3,850,000 were purchased by investors in a private offering conducted by the Company during March and April 2000. As part of this offering, the Company agreed to prepare this registration statement. Up to an additional 1,535,232 shares may be sold under this registration statement by nine additional shareholders and five of the investors in the private offering. The remaining shares covered by this registration underlie warrants, 3,850,000 of which were issued to investors in the private offering and 600,000 of which were issued to consultants to the Company.

    The Company's common stock is traded on the NASD OTC Bulletin Board under the symbol UTYW. The closing sale price for its common stock was $1.35 on September 29, 2000.

    FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGES 2-7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October *, 2000.

Forward-looking Statements

    The Company may use words like "expects," "intends," "anticipates," "plans," "projects" or "estimates" in this prospectus. When used, these words identify "forward-looking" statements. Forward-looking statements are by their nature subject to many varied uncertainties and risks. Actual results could vary greatly. Potential investors should review the "Risk Factors" below for a discussion of some of these risks.

    The Company is making these statements only as of the date of this prospectus. It has no obligation to update or revise these statements if circumstances or its expectations change.

SUMMARY INFORMATION

    Because this section is only a summary, it may not contain all of the information important to an investor. Investors should read this prospectus completely and carefully before deciding whether to invest.

Summary of the Offering

    This is an offering of up to 9,835,232 shares of common stock of the Company, including up to 5,385,232 shares held by certain of the Company's security holders (the "Selling Shareholders") and 4,450,000 shares issuable upon the exercise of certain outstanding warrants previously issued by the Company to certain of the Selling Shareholders and others. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders but the Company will receive up to $13,748,500 in proceeds upon exercise of the warrants.

Summary of Our Business

    The Company was founded to commercialize a new acoustic technology for providing emergency traffic signal preemption for fire engines, ambulances and police vehicles. The core technology is a sophisticated and patented software algorithm running on a digital signal processor platform, combined with proprietary, directional phased array microphones. The technology is referred to herein as the "Sonem" technology of the Company.

    Based on its knowledge of intersection controllers gained in its traffic signal preemption business, specifically the specialized computers that control the signal lights, the Company developed a multi-purpose wireless communications card. The card allows traffic engineers to send and receive information to and from remote intersections without the expense, delay and disruption associated with constructing a hard-wired connection. The Company markets this product under the name "UniLinx™."

    Wireless data communications and wireless internet protocol are among the fastest growing sectors of the global communications industry. Although developed for use in intersections, the Company's wireless communications card can be easily re-configured to address a number of wireless data applications. Providing the hardware and software platforms to allow for data communications with remote instruments has become the focus of the Company's research and development efforts.

    The Company has decided to focus on the commercialization of its wireless technologies and has entered into a letter of intent to sell the acoustic traffic preemption division of the Company.

    The Company plans to grow its wireless business by identifying specific opportunities, then developing novel technological solutions and entering the market through strategic partnerships with leading providers with an established presence in that market.

    To complement internally developed technology, the Company formed Unity Wireless Integration Corporation, a Washington corporation ("UW Integration"), to pursue alliances, licensing agreements and marketing partnerships in the intelligent transportation systems and communications markets. UW Integration earns marketing revenues on a consolidated basis through these alliances and identifies and evaluates new market opportunities, new technologies and new partners. This strategy does not require the Company to make a substantial initial investment for such projects.

    Unity Wireless Integration (S) Pte Ltd. ("UW Singapore") is a wholly owned subsidiary of UW Integration. UW Singapore has an office and resident regional manager in Singapore and pursues revenues and partnership opportunities throughout Asia.

RISK FACTORS

    Readers should carefully consider the risks described below before deciding whether to invest in shares of the Company's common stock.

    If the Company does not successfully address any of the risks described below, there could be a material adverse effect on the Company's business, financial condition or results of operations, and the trading price of the Company's common stock may decline and investors may lose all or part of their investment.

    The Company cannot assure any investor that it will successfully address these risks.

A.  Risks Relating to the Common Stock of the Company

Possible Loss of Entire Investment

    Given the Company's continued need for additional capital, the Company's stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of the Company's stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.

    The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during the next few years, while it develops additional technologies and products. The Company currently has sufficient funds to cover operations through approximately mid-2001. There is no assurance that the Company will be able to obtain sufficient additional debt or equity financing or achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service any debt requirements.

No Public Market for Common Stock

    The Company's common stock is quoted on the OTC electronic bulletin board. Management's strategy is to develop a public market for the Company's common stock by soliciting brokers to become market makers of the stock. To date, however, the Company has solicited only a limited number of such securities brokers to become market makers. There can be no assurance that a stable market for the Company's common stock will ever develop or, if it should develop, be sustained. It should be assumed that the market for the Company's common stock will continue to be highly illiquid, sporadic and volatile. The Company's stock should not be purchased by anyone who cannot afford the loss of the entire investment.

    The Company is required to maintain status as a "reporting" issuer under the Securities Exchange Act of 1934 (the "Exchange Act"), in order to be traded by broker-dealers regulated by the National Association of Securities Dealers ("NASD"). If the Company fails to continue to be a reporting issuer, management may encounter difficulty in maintaining or expanding a trading market in the near term, if at all, and shareholders may not be able to sell their shares in the public market. While management currently intends to maintain status as a reporting issuer under the Exchange Act, there can be no assurance that the Company can or will maintain such status.

Penny Stock Regulation

    The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System, if current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker- dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. The Company's stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares, if at all.

Shares Eligible for Sale

    Seven hundred and fifty thousand shares of restricted stock of the Company are being held in escrow and will be released and eligible for sale under Rule 144 in 250,000 share increments on December 11, 2000, March 11, 2001 and June 11, 2001. If a substantial number of these shares were to be offered for sale or sold in the market, the market price of the Company's shares likely would be affected adversely.

Possible Issuance of Additional Shares in the Future

    The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Company's Board of Directors may issue all such shares that are not yet issued, without stockholder approval. The Company's Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of the Company's common stock. If the Company does issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of the Company.

Absence of Dividends; Dividend Policy

    The Company has never paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Company's Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as the Board of Directors may deem relevant.

Stock Options

    The Company has adopted a stock option plan authorizing the issuance of up to that number of options equal to 20% of the outstanding shares in the common stock of the Company. The Company has options for approximately 4,759,000 shares of common stock issued and outstanding as of September 8, 2000 at the following exercise prices:

Number of Shares	Exercise Price
2,217,000	$1.00
2,472,000	$2.06
10,000	$2.53
60,000	$3.90

    The existence of below-market options could adversely affect the market price of the Company's common stock and impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

    Exercise of any such options will result in dilution of the proportional interests of shareholders of the Company at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, to the book value per share of the common stock.

B.  Risks Related to the Business and Operations of the Company

Lack of Prior Operations and Experience

    The Company has minimal revenues from operations and has no significant tangible assets. Accordingly, there can be no assurance that the Company will operate at a profitable level. The Company's business involves the development, manufacture and marketing of novel products in the ITS and wireless communication industries. Future development and operating results will depend on many factors, including the completion of developed products, demand for the Company's products, level of product and price competition, success in setting up and expanding distribution channels, and whether the Company can develop and market new products and control costs. In addition, the Company's future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. There can be no assurance that the Company's future financial forecasts will be met.

Need for Experienced Management and Key Employees/Limited Experience of Senior Management

    Senior management brings a wide variety of experiences in successfully establishing and growing other companies. While management has limited experience with the Company's new technologies specifically, the Company's technical personnel are proficient in wireless technologies. The Company is a growing company dependent upon the services of certain management and technical personnel, particularly Peter McConnell, Tom Dodd and Mark Godsy. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on the Company. The Company has no plans at present to obtain key person life insurance for its officers and directors.

Substantial Competition

    The wireless communications industry is characterized by rapidly evolving technology and intense competition. The Company will be at a disadvantage with other companies having larger technical staffs, established market shares and greater financial and operational resources than the Company. There can be no assurance that the Company will be able to successfully compete. There can be no assurance that the Company's competitors will not succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by the Company, or that render the Company's technology obsolete. Earlier entrants into a market often obtain and maintain significant market share relative to later entrants. The Company believes that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition. Price reductions by the Company in response to competitive pressure could have a material, adverse effect on the Company's business, financial condition, and results of operations.

Patents and Protection of Proprietary Technology

    The Company's success will depend in part on its ability to preserve its trade secrets and proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries. No assurance can be given that, with respect to any patents issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of the Company's technology, or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of the Company's patents. There can be no assurance that such patent protection will withstand challenge. Furthermore, the possibility exists that the Company could be found to be infringing on patents held by others. The Company may have to sue to defend its patents, to prosecute infringers, or to defend itself from infringement claims by others. Patent litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as the Company. There is no assurance that the Company will have sufficient resources to successfully prosecute its interests in any patent-related litigation that may be brought.

    The Company has filed applications for patent and trade mark protection in the U.S. and Canada and certain patents and trade marks have been granted. The patents owned by the Company relate only to the Sonem technology of the Company and not to the wireless technology of the Company.

    The Company is not aware of any disputes with respect to any of its intellectual property, except for a possible opposition to the application for registration of the trade mark "Unity Wireless" in Canada by a party applying for registration in Canada of the trade mark "Unity," and is not involved in any litigation respecting its intellectual property. The possibility exists, however, that the Company or its subsidiaries could be found to infringe on patents, service marks, trade marks or copyrights held by others. The use of trade marks, service marks, trade names, slogans, phrases and other expressions in the course of the business of the Company and its subsidiaries may be the subject of dispute and possible litigation. There can be no assurance that the Company or its subsidiaries will be able to continue to use their current trade names and marks. Any changes could result in confusion to potential customers and negatively affect the Company's business.

Dependence on Suppliers and Third Parties

    The Company relies on certain outside suppliers for certain components and the assembly of the Company's products. There can be no assurance that component parts, materials or services obtained from outside suppliers will continue to be available in adequate quantities. The inability to obtain sufficient quantities of such materials, parts or services at reasonable cost could have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company is a small enterprise and has yet to establish substantial internal management, personnel and other resources. The Company depends substantially upon third parties for several critical elements of its business including, among other things, promotion and marketing, technology and infrastructure development and distribution activities.

Need for Complex Global Marketing and Sales

    The successful execution of the Company's business plan entails marketing, brand development and sales on a global basis. There is no guarantee that the Company will be successful in managing such a complex strategy of marketing and sales to effect a reasonable penetration of its technologies into its target markets on a timely basis.

Need for Future Strategic Partnerships

    The successful execution of the Company's business strategy is dependent upon enlisting a number of strategic partners, regionally, nationally and globally, in order to assist in a focused marketing effort and to provide financial strength. There is no assurance that the Company will be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market the Company's technologies and products globally.

Acceptance of Company's Technology; Creation of New Markets

    There can be no assurance that the Company's technology will be adopted, that its technology will be incorporated into products, or that products based on this technology will be marketed successfully. In addition, there can be no assurance that the Company's technology will be adopted widely as an industry standard, even if products based on its technology have been introduced successfully to the marketplace.

    The markets for the Company's technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the markets for the Company's technologies and products are new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There is no assurance either that the markets for the Company's technologies and products will emerge or become sustainable. If the markets fail to develop, develop more slowly than expected or become saturated with competitors, or if the Company's technologies and products do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition will be materially and adversely affected.

Uncertainty of New Product Development

    The Company has only recently released commercial versions of some of its technologies and products. Substantial additional efforts and expenditures to enhance their capabilities are critical to commercial viability.

Product Warranty

    The Company's products are relatively new to their respective markets and lack extensive field operating experience. While the Company has tested its products for failure in certain circumstances, there can be no assurance that the Company's products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to the Company could have a material adverse effect on the Company's business and financial condition.

Product Liability

    The Company currently sells its UniLinx™ devices primarily for use with traffic control equipment located at intersections. Sonem products have also been installed at intersections. If the Company's products fail to perform properly, significant personal injury, property damage or death could arise from traffic accidents resulting from such failure. Although the Company maintains product liability insurance, there is no assurance that the amount of coverage will be sufficient in the event of a claim, or that coverage will continue to be available to the Company on reasonable terms and conditions or at all.

Failure to Maintain Technological Advantages/Risk of Obsolescence

    The Company is dependent upon what it perceives as technological advantages of its products and its ability to maintain patent and trade secret protection for its products. There can be no assurance that the Company will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to the business of the Company.

    Technological obsolescence of the Company's technologies and products remains a possibility. There is no assurance that the competitors of the Company will not succeed in developing related products using similar processes and marketing strategies before the Company, or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. Accordingly, the Company's ability to compete will be dependent on timely enhancement and development of its technologies and products, as well as the development and enhancement of future products. There is no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

Foreign Currency Exposure

    The Company's functional currency is the Canadian dollar. The Company is exposed to fluctuations in the US dollar relative to the Canadian dollar, because it collects revenues in U.S. dollars. As the Company expands its operations, it may begin to collect revenues from customers in currencies other than the US or Canadian dollar. The Company does not currently engage in any hedging activities.

USE OF PROCEEDS

    The Company will not receive any proceeds upon the sale of shares by the Selling Shareholders described in this prospectus. The Company will, however, receive proceeds if the warrantholders described in this prospectus exercise their warrants. The Company will use such proceeds to fund operations and corporate acquisitions.

SELLING SECURITY HOLDERS

    This registration statement covers the offering of shares of common stock by certain selling security holders (the "Selling Shareholders") and the sale of common stock by the Company to certain warrant holders upon the exercise of their warrants. It is being filed in order to register, on behalf of the Selling Shareholders and the Company, a total of 9,835,232 shares of common stock as follows:

  (i)
  3,850,000 shares issued to investors (the "private offering investors") in a private offering of units conducted by the Company in March-April of 2000;

  (ii)
  1,535,232 shares issued to certain of the private offering investors and other shareholders;

      (collectively, the "secondary shares")

  (iii)
  a total of 4,450,000 shares of common stock issuable by the Company upon the exercise of certain warrants previously issued by the Company as follows:

  •
  3,850,000 shares of common stock issuable to the private offering investors upon exercise of warrants included in the units;

  •
  500,000 shares of common stock issuable to consultants Mueller & Company, Inc. and Ideas Inc. ("Mueller and Ideas") upon exercise of warrants granted under the consulting agreement between the Company and Mueller and Ideas dated as of July 1, 2000;

  •
  100,000 shares of common stock issuable to consultant Crescent Communications Inc. ("Crescent") upon exercise of warrants granted under the consulting agreement between the Company and Crescent dated April 20, 2000

      (collectively, the "warrant shares").

    The secondary shares are "restricted" shares under applicable federal and state securities laws. The secondary shares are being registered to give the holders of the secondary shares (the "Selling Shareholders") the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

    The secondary shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the secondary shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of secondary shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the secondary shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    There will be no proceeds received by the Company from the sale of any secondary shares and the Company has agreed to bear the expenses of registration of the secondary shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

    The Company will sell the warrant shares to the holders of the above-described warrants if and when they choose to exercise them. Once the warrantholders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do. The Company does not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

    All warrants held by the private offering investors are currently exercisable. Under the terms of these warrants, however, the Company may call the warrants once the average of the bid-ask prices or the closing prices, as the case may be, of the Company's common stock has equaled or exceeded $5.00 for ten consecutive days. Once this requirement has been met, the warrant holders have 20 days from the date of notice within which to exercise their warrants if this (or any subsequent) registration statement is in effect with respect to the warrant shares. Otherwise, they have 90 days from the date of notice within which to exercise their warrants. The exercise price of these warrants is $3.25 per share. The warrants have a term of 18 months commencing with the April, 2000 closing of the private offering.

    The foregoing summary of the private offering warrant terms is qualified in its entirety by the full terms of the applicable warrant agreements, a sample form of which is incorporated by reference in this Prospectus as an exhibit to the registration statement. It is the Company's present intention to keep this registration statement in effect until such time as the trading price requirement has been met and all of the private offering warrants have either been exercised or expired.

    The following is a list of the private offering investors who own 3,850,000 of the secondary shares and warrants for an additional 3,850,000 shares as described above. None of these investors holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years. To the best of the Company's knowledge, except as noted below in footnote (1), none of these investors holds any other stock of the Company and if they were to sell all of the shares listed below, they would hold no equity interest in the Company.

Name	No. of Secondary Shares		No. of Warrant Shares	Per Share Exercise Price for Warrant Shares ($)
Bradley T. Aelicks	50,000	(1)	50,000	3.25
AGF Equity Fund	100,000		100,000	3.25
Bank Insinger De Beaufort NV	100,000		100,000	3.25
Bank Julius Baer & Co. Ltd.	75,000		75,000	3.25
Bel Cal Holdings Limited	75,000	(1)	75,000	3.25
Benitz & Partners Limited	75,000		75,000	3.25
Morten Borch, In Trust	1,440,000		1,440,000	3.25
Centrum Bank AG	50,000		50,000	3.25
Chelverton Fund Ltd.	50,000		50,000	3.25
Thomas J. Deutsch	50,000		50,000	3.25
Granne AS	80,000		80,000	3.25
Bruce Greene	100,000		100,000	3.25
Candace T. Greene	100,000		100,000	3.25
Hoissein Hakimzadeh	50,000		50,000	3.25
Haywood Securities ITF Dan Shepansky Sales Ltd.	50,000	(1)	50,000	3.25
Haywood Securities ITF Keith Peck	50,000		50,000	3.25
Haywood Securities ITF Robert Disbrow	50,000		50,000	3.25
Haywood Securities ITF Sheri Weichel	50,000		50,000	3.25
Haywood Securities ITF Thomas Relling	50,000	(1)	50,000	3.25
Haywood Securities ITF David Lyall	50,000	(1)	50,000	3.25
Haywood Securities ITF John Tognetti	50,000		50,000	3.25
Intarsia AS	80,000		80,000	3.25
Keren MYCB Elias Foundation	50,000		50,000	3.25
Knightsbridge Co. SA	125,000		125,000	3.25
Afzal Mangalji	50,000		50,000	3.25
Hugh Notman	50,000	(1)	50,000	3.25
Ocean Dream Funding Ltd.	50,000		50,000	3.25
Chris Pruzinsky	50,000	(1)	50,000	3.25
Pamela & Philip Roeske	50,000		50,000	3.25
Jeffrey Rubin	50,000		50,000	3.25
Bob Schiesser	50,000		50,000	3.25
Karl-Heinz Spoddig	50,000	(1)	50,000	3.25
Singapore Trading & Investment Ltd.	100,000		100,000	3.25
Temple Securities Ltd.	150,000	(1)	150,000	3.25
Chris Theodoropoulos	50,000		50,000	3.25
Martin L. Truax	50,000		50,000	3.25
Hans Wick	50,000		50,000	3.25
Paul Uppal	50,000	(1)	50,000	3.25

(1)
The following individuals also own the following additional shares they have acquired in the open market or elsewhere.

Name of Shareholder	No. of Additional Shares
Bradley T. Aelicks	20,000
Bel Cal Holdings Limited	181,000
Haywood Securities ITF Dan Shepansky Sales Ltd.	3,125
Haywood Securities ITF Thomas Relling	3,125
Haywood Securities ITF David Lyall	3,125
Hugh Notman	124,250
Chris Pruzinsky	150,000
Karl-Heinz Spoddig	50,000
Temple Securities	15,000
Paul Uppal	24,500

Warrants Held by Consultants

    The following is a list of holders of warrants for a total of 600,000 warrant shares as described above and issued by the Company as compensation for consulting services. None of these persons holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years, except as provided for in their respective consulting agreements. To the best of the Company's knowledge, none of these persons holds any other stock of the Company and if they were to sell all of the shares listed below, they would hold no equity interest in the Company.

Name	No. of Warrant Shares	Per Share Exercise Price for Warrant Shares ($)
Mueller & Company, Inc. and Ideas, Inc.	500,000	2.06
Crescent Communications Inc.	100,000	2.06

Vesting Schedules

  Mueller and Ideas Warrants

      Mueller and Ideas hold 250,000 warrants that are immediately exercisable. The remaining 250,000 warrants held by Mueller and Ideas vest over two years in equal quarterly amounts of 31,250, commencing on October 1, 2000 and terminating on July 1, 2002.

  Crescent Warrants

      Crescent holds 43,750 warrants that are immediately exercisable. The remaining 56,250 warrants held by Crescent vest in amounts of 18,750 on October 15, 2000, January 15, 2001 and April 15, 2001.

    The foregoing summary of the terms and conditions of the warrants held by consultants is qualified in its entirety by the full terms of the applicable consulting and warrant agreements, which are incorporated by reference in this Prospectus as exhibits to the registration statement.

Additional Selling Shareholders

    The following is a list of additional selling shareholders, their current holdings of common stock, the number of shares being registered on their behalf in this offering, the amount of shares that will still be held by such shareholder (assuming all shares covered by this offering are sold) and the percentage of the outstanding common stock that represents (exclusive of stock that may be issued under the warrants).

Name	Shares Currently Owned	Shares To Be Sold		Remaining Shares Held	% of Outstanding Common Stock
Advanced Systems Institute	45,000	45,000		0	*
Bill Calsbeck	1,032,857	992,857		40,000	*
Robert Carriere	60,000	60,000		0	*
Cobra Mercantile Inc.	210,000	210,000		0	*
Christen Haines	100,000	100,000		0	*
Mary T. Haines	25,000	25,000		0	*
Trent McKeen	20,000	20,000		0	*
IB Robertson Advisory Inc.	25,000	25,000		0	*
Doug Stewart	19,600	15,000		4,600	*
Haywood Securities ITF Dan Shepansky Sales Ltd.	53,125	3,125	(1)	50,000	*
Haywood Securities ITF Thomas Relling	53,125	3,125	(2)	50,000	*
Haywood Securities ITF David Lyall	53,125	3,125	(3)	50,000	*
Temple Securities	165,000	15,000	(4)	150,000	*
Hugh Notman	174,250	18,000	(5)	156,250	*

(1)
excludes 50,000 shares which may be sold as per private investor table above, to avoid double counting

(2)
excludes 50,000 shares which may be sold as per private investor table above, to avoid double counting

(3)
excludes 50,000 shares which may be sold as per private investor table above, to avoid double counting

(4)
excludes 150,000 shares which may be sold as per private investor table above, to avoid double counting

(5)
excludes 50,000 shares which may be sold as per private investor table above, to avoid double counting

*
less than 1%

    None of these investors holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years except Robert Carriere, Cobra Mercantile Inc., and Temple Securities Inc., who assisted the Company in raising capital in the private offering.

PLAN OF DISTRIBUTION

    It is anticipated that the secondary shares will be sold by brokers and dealers on a best efforts basis. It is anticipated that commissions will be charged in line with the commissions charged by such brokers or dealers in other standard transactions for the purchase and sale of publicly traded securities. Such commissions will be paid by the Selling Shareholders just as with any ordinary sale of stock.

    The secondary shares may also be sold in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the secondary shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of secondary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the secondary shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will distribute the warrant shares if and when holders exercise their warrants. As described above, the private offering investors may currently exercise the warrants held by them, but the Company may also call the warrants once the average of the bid-ask prices or the closing prices, as the case may be, of the Company's common stock has equaled or exceeded $5.00 for ten consecutive days. If a registration statement is in effect with respect to the underlying shares, the private offering investors will lose their warrants if they do not exercise them within 20 days of the Company's call. If no such registration statement is in effect, the private offering investors will lose their warrants if they do not exercise them within 90 days of the Company's call. The stock issued to the warrant holders upon exercise may be re-sold in any manner and at any time the holder chooses (subject to applicable securities laws). This registration statement does not cover any such re-distribution of such shares.

LEGAL PROCEEDINGS

    The Company is not currently a party to any material pending or threatened legal proceedings, except an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that certain options to purchase shares in the common stock of the Company held by it have a term of unlimited duration.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

    The directors, executive officers, and significant employees of the Company and significant employees of its subsidiaries Unity Wireless Systems Corporation ("UW Systems"), Unity Wireless Integration Corporation ("UW Integration") and Unity Wireless Integration (S) Pte Ltd. ("UW Singapore") are as follows:

NAME	POSITION
Mark Godsy	Chairman of Board of Directors, Director and Chief Executive Officer of the Company
Chairman of Board of Directors and Director of UW Systems
Chairman of Board of Directors and Director of UW Integration
Chairman of Board of Directors of Director of UW Singapore
Thomas Dodd	Director, President and Chief Operating Officer of the Company Director, President and Chief Executive Officer of UW Systems
Siavash Vojdani	Director and Vice President of Corporate Development of the Company Director, President and Secretary of UW Integration Director and President of UW Singapore
Ken Maddison	Director of the Company
Robert Kubbernus	Director of the Company
R. Lewis Sabounghi	Director of the Company Director and Sr. Vice President of Strategic Business Development of UW Systems
Roland Sartorius	Director and Chief Financial Officer of the Company
John D. Anderson	Director of the Company
Bryan Wilson	Secretary of the Company Director, Vice President of Administration and Secretary of UW Systems
Peter McConnell	Principal Engineer of UW Systems
Urszula Szkopek	Director of Operations of UW Systems
Norm Dowds	Director of Strategic Planning & Development of the Company

    Mark Godsy—Age 45. Mr. Godsy is the Chief Executive Officer and a director and Chairman of the Board of Directors of the Company. He is also a director and the Chairman of the Board of Directors of UW Systems, UW Integration and UW Singapore. He previously served as a director and Chairman of the Board of Directors of UW Systems from May, 1993 to November, 1998, and as the secretary of UW Systems from May, 1993 to July, 1995, and from May, 1997 to November, 1998. His current term as a director of the Company commenced on July 5, 2000 and runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Godsy is an experienced entrepreneur working in the areas of corporate development and venture capital. He practiced law for approximately five years before entering business and co-founding two successful companies, ID Biomedical Corporation and Angiotech Pharmaceuticals Ltd., both leading Canadian biotechnology firms. Mr. Godsy's responsibilities included building executive management teams, coordinating corporate finance activities and strategic positioning. Mr. Godsy is a graduate of the University of British Columbia and received his law degree from McGill University. He is currently a member of the Law Society of British Columbia.

    Thomas Dodd—Age 49. Mr. Dodd has held the contract position of General Manager of UW Systems since July, 1999, and was appointed a Director, President and Chief Operating Officer of the Company and President, Chief Executive Officer, and a Director of UW Systems on February 22, 2000. His current term as a director of the Company commenced on July 5, 2000 and runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Dodd is a senior marketer/manager with over 25 years experience as an end user, OEM, consultant, and manufacturer, in roles ranging from field technical support to executive management. He has held senior executive positions with Dynapro Systems Inc. and Campbell Technologies with primary responsibilities in sales and marketing. Currently, Mr. Dodd serves on the Board of Directors of FutureFund (VCC) Capital Corp.

    Siavash Vojdani—Age 57. Dr. Vojdani has held the position of director, President and Secretary of UW Integration since July 1999, and serves as a director and President of UW Singapore. He has also served as a director and Vice President of Corporate Development of the Company from February 22, 2000. His current term as a director of the Company commenced on July 5, 2000 and runs until the next annual meeting of the shareholders unless earlier terminated. Dr. Vojdani has over 25 years in sales and marketing as well as senior management experience in the high tech industry in North America, Europe and Asia. He has held senior executive positions with Offshore Systems, AEG, and most recently Dynapro Systems Inc. where he was responsible for setting up and managing sales distribution channels on a global scale. Dr. Vojdani has a Ph.D. in Electrical Engineering from Imperial College of Science and Technology, London University.

    Ken Maddison—Age 60. Mr. Maddison was appointed a director of the Company in December 1998. His current term as a director of the Company commenced on July 5, 2000 and runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of BC in 1975, recently retired after a lengthy career as a senior partner with the accounting firm KPMG. In public practice over the past 32 years, Mr. Maddison provided auditing, accounting and business advisory services to a wide range of clients in the hospitality, real estate, construction, non-profit and insurance industries. Mr. Maddison currently serves on the board of International Wayside Gold Mines Ltd. of Vancouver, B.C. Canada.

    Robert Kubbernus—Age 40. Mr. Kubbernus was appointed a director of the Company on July 5, 2000. His term as a director of the Company runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Kubbernus has over 16 years of financial experience working with high tech firms and currently serves as CEO and Chairman of the Board of JAWS Technologies Inc., a Calgary, Alberta based provider of information risk management strategies and products. At JAWS Technologies, his primary responsibilities are to oversee the company's security product developers, provide executive direction and develop key contacts with government authorities, financiers, clients, insurance underwriters and the investment community. From October, 1992 until joining JAWS Technologies in 1997, Mr. Kubbernus held the position of President and Chief Executive Officer of Bankton Financial Corporation, a company which provided business and lending advisory services, where he led a team of corporate financial consultants who specialized in the placement of debt instruments with institutional and private lenders. Mr. Kubbernus serves on the Board of Directors of JAWS Technologies, Inc., Yournet, Inc. and eFinancial Depot.com.

    R. Lewis Sabounghi—Age 53. Dr. Sabounghi has held the position of director of the Company since December, 1998. He has served as Senior Vice President, Strategic Business Development, of UW Systems since April, 1998 and as a director of that company since June, 1998. His current term as a director of the Company commenced on July 5, 2000 and runs until the next annual meeting of the shareholders unless earlier terminated. Dr. Sabounghi has over 25 years' experience in transportation, including the surface transportation research and development project of the Transportation Development Center—Canadian Federal Department of Transport. He has developed ITS applications including "Weigh In Motion" and "Automatic Vehicle Identification." Dr. Sabounghi has presented numerous technical papers and consulted on ITS to governments worldwide. He holds a degree in Aerospace Engineering, an MBA from McGill University, and a Ph.D. in Intelligent Transportation Systems Engineering from the University of Manitoba.

    Roland Sartorius—Age 47. Mr. Sartorius was appointed a director of the Company on August 15, 2000. His term as director runs until the next annual meeting of shareholders unless earlier terminated. Mr. Sartorius also holds the position of Chief Financial Officer of the Company, with the term of his contract commencing September 1, 2000. Mr. Sartorius has over 12 years experience in the position of Chief Financial Officer in several public and private multinational entities. Most recently, he was based in Switzerland and held the same position with a private equity/venture capital firm managing several significant equity funds, exceeding Sfr 100 million, with investments in various European and North American technological/industrial companies. His focus has been in the areas of corporate finance, strategic planning, financial reporting and controls, international tax planning, compliance and investor/ shareholder relations. From 1981 to 1988, Mr. Sartorius was employed with KPMG, initially as an auditor and subsequently as a Management Consultant in Corporate Finance. Mr. Sartorius, a Certified General Accountant, holds a Bachelor of Commerce & Business Administration degree from the University of British Columbia. He currently serves and has previously served on boards of directors for a variety of private companies.

    John D. Anderson—Age 36. Mr. Anderson was appointed a director of the Company on September 29, 2000. His term as a director runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Anderson has over ten years' experience in financial consulting, investor relations, and real estate management positions. Recently, he co-founded Cobratech Industries Ltd., an Asian based incubator of North American technologies, as well as Cobra Capital Ltd., a Hong Kong based venture capital company. Previously Mr. Anderson held the position of Director of Investor Relations of Bema Gold Corp. and its subsidiary, and was a director of Hong Kong based Meyers Capital Inc. He has also held positions with Manulife Real Estate and W.H. Bosley & Co., managing commercial real estate portfolios in Seattle, Washington as well as Vancouver and Toronto, Canada. He is presently a director of Soho Resources Inc. and Intertech Minerals Ltd. Mr. Anderson holds a B.A. from the University of Western Ontario.

    Bryan Wilson—Age 55. Mr. Wilson served as a director of the Company from December, 1998 to February 22, 2000, and was appointed Secretary of the Company in November, 1998, and Vice President of Administration of UW Systems effective September 1, 2000. He has also served as Secretary of UW Systems since August, 1997, as Chief Financial Officer from August, 1997 to August, 2000 and as a director of that company since June, 1998. More recently, Mr. Wilson held the position of a director of the Company from July 5 until August 15, 2000. Prior to joining the Company, Mr. Wilson held the position of VP, Finance and Planning for a Canadian pharmaceutical company and was a key member of the management team with responsibilities including corporate development and raising financing. Mr. Wilson has operated a management consulting firm specializing in technology commercialization, corporate strategies, management structures, business planning and market assessments. He has also served as VP, Marketing and Client Services at a provincial crown corporation with revenues of Cdn$ 250 million. Mr. Wilson holds an M.B.A. from the University of Toronto and a B.A.Sc. in Electrical Engineering from the University of British Columbia.

    Peter McConnell—Age 49. Mr. McConnell was appointed to the position of Principal Engineer of UW Systems in July, 1995. Previously, as Principal Engineer for MDI Mobile Data International Inc. and Sierra Wireless, and Project Engineer with MacDonald Dettwiler & Associates and MPR Teltech, Mr. McConnell has been responsible for delivering innovative products. He was a key designer of the packet switched data communication system (CDPD) that is now operated throughout the world on existing cellular radio networks. Mr. McConnell holds seven patents, has published numerous technical papers, has a Masters Degree (Nuclear Physics) from the University of B.C., and is a senior member of the Institute of Electrical & Electronic Engineers.

    Urszula Szkopek—Age 47. Ms. Szkopek was appointed to the position of Director of Operations of the Company in March, 2000. During the previous five years, Ms. Szkopek held the position of Production Manager at Glenayre Manufacturing Ltd, and was responsible for manufacturing wireless data and voice messaging infrastructure equipment. She managed a production staff of 120, a $5 million yearly operating budget, and monthly shipments valued at $15 million, all in US currency. She oversaw planning, manufacturing, testing, and new product introduction for Radio Frequency Base Stations, Paging Switches and Voice Messaging Systems. Ms Szkopek has nearly 20 years of experience in the telecommunications industry which she acquired in Glenayre Manufacturing Ltd. and Amdahl Communications Inc.

    Norm Dowds—Age 57. Mr. Dowds is a contract employee in charge of strategic planning & development. His contract has a term of two years commencing July 24, 2000. Among other things, Mr. Dowds is responsible for assisting with establishing the strategic direction of the Company's wireless technologies, technology transfers, licensing and acquisition initiatives. Mr. Dowds has over 25 years experience in telecommunications technology research and development. He has worked with companies such as Microtel, MPR Teltech (a division of BCTel; now Telus Communications), GTE's research and development unit, and Starvision. Many talented engineers who worked under Mr. Dowds' direction have gone on to strategic leadership positions with industry leaders like PMC Sierra, Spectrum Signal Processing and Newbridge Networks. Mr. Dowds was responsible for generating over $18 million in revenue while he was Vice President of Networks, Products and Services at MPR Teltech. He lead the team of 240 engineers, designers and technicians that designed telecommunications equipment for network vendors such as Northern Telecom and Newbridge Networks and service providers such as Telus and GTE. At MPR Teltech, Mr. Dowds' team developed the ATMNet (Asynchronous Transfer Mode) system. This system became one of the core technologies of Newbridge Networks. Other achievements include the development of DSS (Digital Services System) which enables end-to-end management of special service circuits and WAVE (Wide Area Video Equipment), a broadband platform technology for the deployment of high quality switched video services.

    Directors of the Company are elected at the annual meeting of the shareholders and serve until their successors are elected or appointed. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

    There are no family relationships among directors or executive officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the common shares of the Company as of September 5, 2000 by (i) each person who is known by the Company to beneficially own more than 5% of the issued and outstanding common shares of the Company; (ii) the chief executive officer of the Company and the Company's former chief executive officer, individually named in the executive compensation table below; (iii) the Company's directors; and (iv) all of the Company's executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. As of September 5, 2000, there were 24,821,725 common shares of the Company issued and outstanding. Each common share entitles the holder thereof to one vote in respect of any matters that may properly come before the shareholders of the Company. To the best of the knowledge of the Company, there exist no arrangements that could cause a change in voting control of the Company.

TITLE OF CLASS	NAME AND ADDRESS OF OWNER	RELATIONSHIP TO COMPANY	SHARES BENEFICIALLY OWNED(1)	PERCENT OWNED
COMMON STOCK	MARK A. GODSY 7575 CARNARVON ST. VANCOUVER, B.C. V6N 1K6	Director, CEO and 5% Shareholder	2,548,984	10.13
COMMON STOCK	TOM DODD 808 SEYMOUR BLVD. NORTH VANCOUVER, B.C. CANADA V7J 2J6	Director and Executive Officer	208,333	0.83
COMMON STOCK	SIAVASH VOJDANI 4790 MEADFIELD ROAD WEST VANCOUVER, B.C. CANADA V7W 2Y3	Director and Executive Officer	308,333	1.23
COMMON STOCK	KEN MADDISON 2591 LUND AVENUE COQUITLAM, B.C. CANADA V3K 6J8	Director	58,333	0.23
COMMON STOCK	ROBERT KUBBERNUS 400, 630 - 8TH AVE. CALGARY, ALBERTA CANADA T2P 1G6	Director	0	0
COMMON STOCK	R. LEWIS SABOUNGHI 1608 PROULX DRIVE ORLEANS, ONTARIO CANADA K4A 1T5	Director and Executive Officer	187,500	0.75
COMMON STOCK	ROLAND SARTORIUS IM ROETEL 26, CH-6300 ZUG, SWITZERLAND	Director and Executive Officer	108,334	0.43
COMMON STOCK	JOHN D. ANDERSON 3106 WEST 5TH AVE. VANCOUVER, B.C. CANADA V6K 1L1	Director	46,000	0.19
COMMON STOCK	BRYAN WILSON 4220 LYNNFIELD CRESCENT VICTORIA, BC. CANADA V8N 5C8	Executive Officer	225,000	0.90
COMMON STOCK	H. WILLIAM BROGDON 18 WILLIAMS WAY DURHAM, NH 03824	CEO during 1999	550,000	2.22
COMMON STOCK	All directors and executive officers as a group (11 individuals)(2)		4,098,984	15.77

(1)
Includes the following numbers of shares of common stock (total of 1,165,000) that may be acquired by the exercise of stock options or warrants that are now exercisable or will become exercisable within the next 60 days:

•
Mark Godsy—337,500 shares;

•
Tom Dodd—208,333 shares;

•
Siavash Vojdani—158,333;

•
Ken Maddison—58,333 shares;

•
Lewis Sabounghi—62,500 shares;

•
Roland Sartorius—108,334 shares;

•
Bryan Wilson—75,000 shares;

•
Peter McConnell—154,167 shares;

•
Urszula Szopek—2,500 shares

(2)
Includes Peter McConnell and Urszula Szopek.

DESCRIPTION OF SECURITIES

General Provisions of Common Stock

    All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

    Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

    The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. The Company has not paid any dividends on its common stock and does not anticipate paying any cash dividends on such stock in the foreseeable future.

    In the event of a merger or consolidation, the holders of common stock will be entitled to receive the same per share consideration.

General Provisions of Preferred Stock

    The Board of Directors is authorized by the Certificate of Incorporation of the Company to issue up to 5,000,000 shares of preferred stock. No such stock has been issued to date. The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The Company's bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware Business Corporation Act ("DBCA"), against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The bylaws also authorize the board of directors to indemnify any other person who the Company has the power to indemnify under the DBCA, and indemnification for such a person may be greater or different from that provided in the bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF THE BUSINESS

General

    The Company was incorporated in the State of Delaware on October 1, 1998, under the name Sonic Systems Corporation. In keeping with its strategic focus on wireless technologies, the Company has changed its name to Unity Wireless Corporation. It began using the new name as a "dba" in March, 2000 and formally changed its name by filing Articles of Amendment with the State of Delaware Secretary of State effective July 20, 2000.

    The Company has two operating subsidiaries: UW Systems, with an office located at 7438 Fraser Park Drive, Burnaby, BC, Canada and UW Integration, with an office located at 10900 NE 4th Street, Bellevue, WA. UW Integration also has an operating subsidiary, UW Singapore, with an office located at 1123 Serangoon Road, #02-01 UMW Building, Singapore.

    The Company's fiscal year end is December 31.

    The Company is the successor to M&M International Realty, Inc., a Florida corporation, which effected a reincorporation as a Delaware corporation by merger on December 1, 1998, with the Company as the surviving corporation. Before the merger, the Florida corporation had had no material commercial activity. On December 11, 1998 the Company acquired all of the issued and outstanding stock of UW Systems in exchange for 11,089,368 shares of Company common shares. As a result, the former shareholders of UW Systems owned a majority of the Company's outstanding stock. Therefore, for accounting purposes, UW Systems was deemed to have acquired the Company.

    The efforts of the Company are currently directed at the ITS (intelligent transportation systems) vertical market. This market is an example of a mature industry that can benefit from innovation. Recent US government initiatives have provided significant funding for ITS projects, which are intended to move more traffic more efficiently on existing roadways. The societal benefits are enormous, including significant efficiencies for commuters and commerce in general, massive fuel savings with resulting environmental improvements, and increased passenger safety. Also, significant capital savings are achieved by avoiding the construction of new road system capacity.

    The ITS market includes everything from synchronized intersection controllers and roadside advisory signs to in-vehicle navigation systems. ITS America, the main industry organization, projects that $209 billion will be invested in ITS between now and 2011.

    The Company has grown and plans to continue to grow by identifying specific opportunities, then developing novel technological solutions and entering the market through strategic partnerships with leading providers with an established presence in that market. The Company has used this strategy with its Sonem emergency traffic signal preemption system and its wireless intersection communication products.

    Although the Company was founded to commercialize a new acoustic technology for providing traffic signal preemption for fire engines, ambulances and police vehicles, as the Company's technology has developed, management has come to believe that the focus of its efforts should be primarily on its wireless technology.

    As part of its strategy to expand on the Company's wireless technology, the Company and Ultratech Linear Solutions Inc. ("Ultratech") of Burnaby, British Columbia, Canada, executed a letter of intent ("LOI") dated September 27, 2000, a copy of which is attached as an exhibit to the registration statement. Pursuant to the LOI, the Company has agreed to purchase all of the issued and outstanding shares of Ultratech. Ultratech is a wireless communications technology designer, developer and marketer specializing in Radio Frequency High Power Linear amplifiers. The company's products are currently being used in wireless network base stations and repeater equipment. These networks include Cellular, PCS (personal communications services), Wireless Internet, and fixed voice and data systems.

    As consideration for the sale of the Ultratech shares, the Company has agreed to pay to the shareholders of Ultratech up to $48,000 (Cdn.$72,000) towards shareholder loans plus 600,000 shares of the common stock of the Company, subject to adjustment if the average share price of the common stock of the Company is trading below $0.80 (Cdn.$1.20) or above $1.86 (Cdn.$2.80) during the five consecutive trading days immediately preceding the closing date. The Company has also agreed to provide a credit facility of up to $650,000 (Cdn.$1,000,000), with $200,000 (Cdn.$300,000) of this amount to be advanced before closing as bridge financing.

    The transaction is subject to due diligence and approval of the board of the Company.

    The foregoing is a summary only of the terms of the LOI, and by its nature does not contain all the terms of the LOI. Investors are directed to Exhibit 10.6, for the complete LOI. Investors should be cautioned, however, that the LOI does not and is not intended to include all of the terms and conditions of the agreement between the Company and the shareholders of Ultratech, which will be set forth in a definitive agreement or agreements between the Company and the shareholders of Ultratech. Such agreement(s) may include terms and conditions different from or in addition to those set forth in the LOI.

    Because of the potential of the Company's wireless technology, not only in ITS but elsewhere, the Company has decided to de-emphasize the development of its Sonem emergency traffic signal preemption business. As part of this change in focus, the Company has agreed to transfer the development of the Sonem business to a new entity to be owned jointly by the Company and one of its contractors, Traffic Safety Products Inc. ("TSP"), an Arizona corporation. The Company has entered into a Letter of Intent (the "LOI") with TSP, dated September 1, 2000, a copy of which is attached to the registration statement as an exhibit, whereby a new entity ("Newco"), to be owned 63% by TSP and 37% by the Company, will commercialize the Sonem technology. Newco will receive an exclusive world-wide license to use the Company's intellectual property for the Sonem business. The Company will retain the rights for all other uses. In addition to its equity interest, the Company will receive $2,000,000 from the gross profits of Newco. In addition to development of the Sonem business, Newco will assume the Company's warranty obligations for Sonem products. The Company will assist Newco in the transition of the Sonem business, by providing limited technical, consulting and financial support.

    The foregoing is only a summary of the terms of the LOI, and by its nature does not contain all of the terms of the LOI. Investors are directed to Exhibit 10.3, for the complete LOI. Investors should be cautioned, however, that the LOI does not and is not intended to include all of the terms and conditions of the agreement between the Company and TSP, which will be set forth in a definitive agreement or agreements between the parties. Such agreement(s) may include terms and conditions different from or in addition to those set forth in the LOI.

    The Company believes that its innovative UniLinx™ system described below (See "Principal Products & Services") will enjoy proprietary or first-to-market advantages in each market to which it is applied. Management expects that this position can lead to higher profit margins and the ability to attract leading strategic partners to extend the technology into complementary products.

    To complement internally developed technology, wholly-owned UW Integration was formed to pursue alliances, licensing agreements and marketing partnerships in the ITS and communications markets. UW Integration will earn marketing revenues through these alliances and identify and evaluate new market opportunities, new technologies and new partners. This strategy does not require the Company to make a substantial initial investment for such projects.

    UW Integration is the parent of UW Singapore which has an office and resident regional manager in Singapore and pursues revenue and partnership opportunities throughout Asia.

Principal Products and Services

    The Company currently has one product that is being offered commercially: a wireless intersection communications device that uses the Company's Multi Purpose Interface Controller ("MPIC"). The Company markets the MPIC under the brand name UniLinx™. The Company completed its first sale and installation of a UniLinx™ system in the second quarter of 2000. Sales of UniLinx™ products have continued in modest numbers in the second and third quarters of 2000. Management is optimistic that sales of these products to the two main distributors of the Company will continue to grow.

UniLinx™ Wireless Intersection Communications Card

    The UniLinx™ Wireless Intersection Communications Card ("UniLinx™ WICC")is a specific application of the Company's MPIC. Based on its knowledge of intersection controllers acquired through development of its Sonem business, specifically the specialized computers that control the traffic signal lights, the Company developed the UniLinx™ WICC-based system. The UniLinx™ WICC-based system allows traffic engineers to send and receive information to and from remote intersection controllers without the expense, delay and disruption associated with constructing a hard-wired connection.

    Remote intersection controllers that lack a communications link rely on internal systems to perform various functions, for example, the time clock that controls the sequence and timing of each intersection. Since the clock can fluctuate, a series of coordinated intersections can easily become desynchronized, leading to potential traffic problems. The UniLinx™ WICC gives traffic engineers the ability to perform the simple task of resetting the clock to the proper time, without the need for a site visit. Remote traffic personnel can also accomplish other tasks, such as monitoring power and maintenance conditions.

    UniLinx™ uses the Cellular Digital Packet Data ("CDPD") infrastructure. CDPD is a "data only" network that works within the current cellular service spectrum of selected wireless service providers. In essence, information (data) sent over the CDPD network is broken into small sections (or packets) and routed through the available, unused portion of an existing cellular voice network using technology similar to the sending of e-mail between computers.

    Other potential traffic applications for the UniLinx™ system being investigated by the Company include roadside advisories, variable message signs, remote access and gate openers. The Company is working to develop alliances for the UniLinx™ system in order to expand acceptance and use of the system both inside and outside of the traffic industry.

Marketing Services

    UW Integration performs marketing services for companies that have complementary products in the ITS and wireless communications markets, but lack the contacts or marketing resources to reach additional customers. By using the Company's network of contacts, management expects that these client companies will be able to reach new opportunities, while the Company will earn commission revenue with limited capital investment.

High End Technical Support Services

    UW Integration provides high end technical support services in the field of advanced transportation systems.

Project Management Services

    UW Integration provides project management, administrative and commercial support for "technology partners" and acts as their local extension.

Product Research & Development

    The Company is currently pursuing additional product opportunities through ongoing research and development. These research and development projects are focused on re-configuring UniLinx™ to address a number of non-intersection remote instrument wireless data applications. Providing the hardware and software platform to allow for data communications with remote instruments has become the focus of the Company's research and development efforts. The decision to move forward and commercially develop new UniLinx™ applications will be based on the available market size of any potential application as well as the Company's ability to attract a strong marketing partner for such application.

Sales & Marketing

    The Company plans to build strategic alliances and partnerships to create a network of distributors and original equipment manufacturers to extend the Company's position in the wireless communications market. Agreements with Safetran Traffic Systems Corporation ("Safetran") of Colorado Springs, Colorado and Peek Traffic Systems Inc. ("Peek") of Tallahassee, Florida (described below under "Marketing Alliances & Partnerships") to distribute the Company's UniLinx™ WICC-based system are already in place.

    The Company provides the necessary training and market support to facilitate sales, while its partners handle the selling and service duties. The Company plans to continue to build strategic alliances and partnerships to create a network of distributors and original equipment manufacturers to extend the Company's position in the market.

    Making products that match customer needs and raising significant barriers to entry through technology and strong partnerships are among the key strategies of the Company. Other strategies are as follows:

      (a)  Key Element—Providing the key element in a system (such as the UniLinx™ card in an intersection) allows the Company to leverage its place in the market. With the UniLinx™ card installed, management expects that additional applications will arise with the potential for new up-grades and follow-on sales for the Company and its distributors and partners.

      (b)  Marketing Alliances & Partnerships—The Company intends to create marketing alliances with established suppliers of complementary products to effectively expand the marketing resources of the Company. This strategic model will be employed as future products and applications approach commercialization. With each new product, the Company will attempt to partner with the leading company selling related products in that particular market. Management believes that these relationships will result in a very rapid introduction to market for new products.

      An example of this strategy is the Company's marketing agreement with Safetran. Under this agreement, Safetran has the exclusive North American rights to distribute UniLinx™ for use in Model 170-type traffic controllers. Safetran is a leading manufacturer of Model 170-type traffic controllers. Another example is the Company's distribution agreement with Peek whereby Peek has the exclusive North American rights to distribute UniLinx™ for NEMA-type traffic controllers. Peek is a leading manufacturer of NEMA-type traffic controllers.

      Copies of the agreements with Safetran and Peek were filed with the Company's Form 10-SB, as amended, filed December 14, 1999, as Exhibits 6.2 and 6.3 respectively.

      (c)  Distribution—The Company's typical distributor sells a number of other products within the ITS and traffic market to state, federal and local municipalities and is in regular contact with the end users of the Company's products. These distributors' products range from traffic controllers to cabinets, poles and signal heads.

      (d)  Training & Product Support—The Company supplies the necessary brochures, manuals and training tools to its partners and distributors. The Company intends to take responsibility for training its distributors and partners to properly represent the Company's products. These tasks will be handled by senior management and the Company's regional sales staff, presently located in Texas, Ohio and Singapore.

      (e)  Acquisitions & Licensing—The Company is actively looking for strategic acquisitions or licensing opportunities to increase the number of products tailored to the Company's ITS presence. Apart from the Ultratech acquisition and the licensing of the intellectual property of the Company in the sale of the Sonem division of the Company, there are no material acquisitions or licensing opportunities currently pending.

      (f)  Research & Development—The Company plans to continue an aggressive research and development regime to continue to introduce innovative products for ITS and other applications.

      (g)  International Markets—Directly and through its wholly-owned subsidiary UW Singapore, UW Integration maintains an international marketing focus, with the current emphasis on ITS projects in Asia. Potential customers include ports, transit agencies and vehicle fleet management companies. UW Integration's positioning is two fold: (i) as a co-marketing partner to established companies in North America with minimal international presence; and (ii) a marketing channel for small high tech companies that lack marketing strength and know-how. By representing its strategic partners, UW Integration can present large end-users with alternative purchasing options and take advantage of new business opportunities that may arise. The Company anticipates it will form subsidiaries (like UW Singapore) in countries outside the U.S.A. and Canada where active business is developed.

Manufacturing & Suppliers

    The Company subcontracts its product manufacturing to qualified companies with a history of cost control and quality assurance. This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and uses specialists in each stage of manufacturing. Alternate contract manufacturers are available should any of its existing contract manufacturers not continue providing services to the Company.

    The principal raw materials used in the production of the Company's products are mostly standard electronic, plastic and hardware components. The Company has, from time to time, experienced difficulties in obtaining raw materials and reduces supply risk by using alternate suppliers.

Competition

    Competition exists in the intersection communications markets. The Company prices its products competitively and provides technically advantageous solutions with increased functionality for customers. Product differentiation is based on technology, first-to-market strategy, and strong marketing partnerships with market leaders.

UniLinx™ Intersection Communication Card Competitors

    Presently, management believes that there are no direct competitors to the Company's CDPD-based UniLinx™ products for traffic control. Indirect competitors fall in three main categories: (i) other wireless solutions, (ii) wireline solutions provided by the telephone companies, which are the most common form of intersection communication, (iii) wireline solutions provided by a municipality, and (iv) Airlink and other general purpose CDPD wireless connectivity devices.

Other Wireless Solutions

    There are two types of wireless solutions commonly used in traffic control. Spread Spectrum (SS) radio has been tried by many municipalities, but it has many challenges. To install an SS system, a municipality purchases and installs its own base station, then puts transceivers at each remote location. This is a relatively expensive technology, and one with which most traffic engineers are not familiar. Spread Spectrum uses unlicensed (i.e. uncontrolled) radio frequencies and, therefore, these systems require regular adjustment, as radio noise and interference change in any given environment over time.

    Advanced Mobile Phone Services (AMPS) cellular uses the regular cellular telephone voice channels for data. The dialup nature of voice lines means that each data transmission must be preceded by the overhead of placing the call and getting connected, and then the user is charged for the time connected regardless of whether data is being transmitted. An advantage of CDPD is that the data is sent through the available, unused portion of the cellular network in small packets—an inexpensive and usually flat-rated solution.

Public Wireline Solutions

    Most municipalities use at least some telephone-based wireline connections (a modem at the source and a modem at the remote destination, connected by the public phone network). These systems are either of the dedicated or dialup type. Dedicated lines typically cost from $80 to $200 per month, plus the cost of the modem at each end. Dialup lines are usually about $35 per month, and, like the AMPS cellular approach, impose a significant overhead and connection charge for each use.

    In some cases, municipalities use fiber-optic based public networks, which can be much more expensive to install.

Private Wireline Solutions

    It is also possible for municipalities to install their own landlines. These systems function much the same as the dedicated public phone lines, but trade the monthly cost for a higher initial cost. Typical installation costs for trenched lines are in the range of $8 to $40 per foot. In some terrains, it is not practical to install wireline connections at any cost.

Other General Purpose Wireless Connectivity Devices

    There are a number of companies which offer general purpose wireless connectivity using the CDPD system, however management is unaware of any such products applied to traffic controllers.

Intellectual Property

Patents

    The Company owns the following domestic and foreign patents:

Country	Patent No.	Patent Name	Issue Date
USA	4,864,297	Siren Detector (analog)	September 5, 1989
Canada	1,322,586	Siren Detector (analog)	September 28, 1993
Europe	318,668	Siren Detector (analog)	January 8, 1997
France (PCT Patent)	318,668	Siren Detector (analog)	January 8, 1997
Germany (PCT Patent)	69411195.3	Siren Detector (analog)	January 8, 1997
Italy (PCT Patent)	318,668	Siren Detector (analog)	January 8, 1997
Spain (PCT Patent)	ES2011597T3	Siren Detector (analog)	January 8, 1997
United Kingdom (PCT Patent)	318,668	Siren Detector (analog)	January 8, 1997
Australia	681380	Siren Detector (digital)	December 18, 1997

USA	5,710,555	Siren Detector (digital)	January 20, 1998
New Zealand	262,083	Siren Detector (digital)	September 8, 1998
Singapore	49839	Siren Detector (digital)	December 21, 1998
Europe	748,494	Siren Detector (digital)	June 17, 1998
France (PCT Patent)	748,494	Siren Detector (digital)	June 17, 1998
Germany (PCT Patent)	748,494	Siren Detector (digital)	June 17, 1998
United Kingdom (PCT Patent)	748,494	Siren Detector (digital)	June 17, 1998
Hong Kong	1009352	Siren Detector (digital)	May 28, 1999
United States	5910929	Audio Railway Crossing Detector	June 8, 1999
China (P.R.C.)	94195085.9	Siren Detector (digital)	April 28, 2000

    The Company also has pending patent applications in Canada and Japan for its digital siren detector technology.

    All of the above patents and patents applications apply to the Sonem technology of the Company.

Copyright

    The Company has registered its copyright on its wireless protocol with the Canadian Intellectual Property Office.

Trade Marks

    The Company registered the trade marks "We Hear the Future Now®," "Sonic Solution®," and "Sonic Systems Corporation®" with the Canadian Intellectual Property Office in 1997. The Company has also been using the unregistered trade mark "SONEM 2000™" since 1997, but did not register it at the time due to resource constraints. As a result of the current strategy of diversification into wireless and other products, the Company does not intend to formally register this trade mark. The Company is also using the unregistered trade marks "Unity Wireless™" and "UniLinx™". The Company intends to register these marks in the U.S., Canada, Singapore and, possibly, other countries.

    The US and Canadian siren detector patents and trade marks related to the Sonem business of the Company will be licensed for the Sonem business on an exclusive basis to the Buyer under the LOI respecting the sale of the Sonem business.

Service & Product Warranty

    The Company offers a standard warranty on each of its Sonem products. The warranty covers parts and labor for a fixed period, either 1 year, 2 years or 5 years, depending on the product and application. The Company offers a warranty of one year on parts and labor from date of shipment on its UniLinx™ products.

    Before product is returned for warranty repairs, the customer (or distributor) must receive a "Returned Material Authorization" (RMA) number from the Company, and then return the goods freight prepaid, and identified with the RMA number. After repairs, the unit will be returned by the Company freight prepaid, and the repaired unit will be warranted for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

    The Company's warranty specifically excludes all liabilities for "special, incidental, direct, indirect, or consequential damages or expenses whatsoever" arising from the functioning or use, or inability to use, the products. The warranty is void if the product has been improperly installed, subjected to abuse or negligence, or tampered with. State laws may limit the Company's ability to limit its liability or exclude certain types of damages.

    The Company's warranty obligations for its Sonem products will be assumed by the buyer under the LOI respecting the sale of the Sonem business.

Government Regulation

    The Company may be required to obtain regulatory approvals in the U.S. and other countries before the sale or shipment of products. In certain jurisdictions, such requirements may be more stringent than in the U.S. Many developing nations are just beginning to establish safety, environmental and other regulatory requirements, which may vary greatly from U.S. requirements.

    In general, regulatory certifications of interest fall into three categories: Safety, Usability and Spectrum Control.

    Safety regulation standards include U/L (Underwriter Laboratories) and CSA (Canadian Standards Association) in North America, and CE (European standard specification) in Europe. These sets of regulations specify strict safety requirements for products. The Company's products are currently designed to U/L and CSA specifications.

    Usability regulations include, in North America, both NEMA (National Electrical Manufacturers Association) and CalTrans regulations. NEMA is a functional specification, including operating environment (temperature range, humidity, shock and vibration, etc.) for equipment in NEMA-style traffic controller markets; CalTrans is a hardware compatibility specification for equipment operating in CalTrans-style traffic controller cabinets. Other usability requirements may need to be met in jurisdictions outside North America. The Company has tested its products to, and met, both NEMA and CalTrans equipment specifications.

    Spectrum control is regulated by the Federal Communications Commission (FCC) in the U.S. and by the Department of Communications (DOC) in Canada. These agencies allocate and regulate the use of bandwidth in the electromagnetic spectrum, covering all wireless communications equipment, as well as any electrical or electronic equipment, which may radiate electromagnetic energy, which could interfere with other equipment. Other spectrum control requirements may need to be met in jurisdictions outside the U.S. and Canada.

Management & Employees

    The Company's senior management team has proven experience in exploiting opportunities available to companies exploiting technologies in emerging markets and the Company's technical team is proficient in wireless and acoustic technologies. Employees and management have a commitment to help create and, in turn, share in the success potential of the Company. Currently each holds stock and/or options with future vesting dates and relatively high exercise prices to encourage continued commitment and focus for several years. As of August 15, 2000, the Company had 28 full-time employees and nine contract or part-time employees. The employees are not represented by a collective bargaining agreement and the Company considers its relationship with its employees to be good.

Reports to Security Holders

    The Company is a reporting company under the Exchange Act. It files an annual report (10-KSB) and quarterly statements (10-QSB) with the SEC. It must also file other reports, such as Form 8-K, as applicable. In addition, the Company files a proxy statement for its annual shareholders meeting (and, if applicable, any special meetings).

    The public may read and copy any materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company is an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov. The Internet address of the Company is http://www.unitywireless.com.

27

MANAGEMENT'S DISCUSSION AND ANALYSIS

    The following discussion of the Company's financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in this registration statement.

    The Company is in the business of developing and manufacturing specialized communications and traffic control products that use the acoustic spectrum as well as traditional wireless channels. The Company also markets products and systems for the intelligent transportation systems industry on behalf of other manufacturers on an agency basis, and provides contract service and support for those systems. The Company's acoustic-based traffic signal preemption system has accounted for all revenues earned in the fiscal years ended December 31, 1998 and 1999, and the quarter ending March 31, 2000. During the quarter ending June 30, 2000, revenues were also received from the sale of wireless products (UniLinx™) and contract services.

    The Company has incurred net losses since it became active in July, 1995. Losses resulted from low initial sales of the Company's traffic signal preemption system combined with startup manufacturing activity and engineering and research and development costs relating to product improvement and new technologies. In 1998 and early 1999, the Company prepared for growth that was anticipated from increased sales volume through newly developed distribution channels. During this period expenses increased due to additional management and marketing expenses, and costs associated with the setup of an office in Seattle. In the first quarter of 1999 the Company also took advantage of volume pricing to build inventory in anticipation of these increased sales.

    In the first and second quarters of 1999, the Company did not achieve its desired sales volumes. In response, the Company deferred manufacturing of additional product, reduced expenses through elimination of telemarketing activities and restructuring of senior management positions, and moved the Seattle office to more economical space. The Company also focused engineering and development activities on wireless communication products for traffic control, in response to indications of strong demand in that segment of the transportation industry. In addition, the Company increased its marketing efforts in Asia, resulting in a contract in the first quarter of 2000 with the Transportation Management Systems division of Orbital Sciences ("Orbital"). Under the contract, UW Singapore is providing systems integration support, warranty and maintenance services for the Automatic Vehicle Management System ("AVMS") to be delivered by Orbital and Sanyo Trading Company to Singapore Bus Services Ltd. Orbital has agreed to award UW Singapore with work having potential revenue totaling over $16 million. The AVMS project will take three years to deploy and UW Singapore will earn approximately $3 million by providing custom software development and project management support of Orbital's portion of the system. The balance of $13 million would be earned under an optional 10-year maintenance and service contract to be implemented once the AVMS system is fully deployed.

    Management believes that the successful demonstrations of the UniLinx™ wireless communications product in late 1999 and the first half of 2000, resulting in initial orders for this product in the second and third quarters of 2000, and the establishment of a Singapore office to provide and market contract services in Asia, will have a positive impact on future sales.

    With the successful completion of additional financing in March and April, 2000 (see "Liquidity and Capital Resources"), the Company has prepared and continues to prepare for increased sales and product development activity by making gradual additions to staff and consulting resources. Management expects that these activities, as well as strategic acquisitions of businesses or technologies in the wireless communication field, will enable the Company to deliver its business plan.

Results of Operations

(All amounts are in US dollars unless otherwise stated)

Quarters Ended June 30, 2000 and 1999

    Sales in the second quarter of 2000 increased by 168% to $164,116 from $61,173 in the second quarter of 1999. This increase was due primarily to initial revenue of $92,578 from the Singapore service contract. Initial revenue of $27,379 from wireless sales offset a decrease in revenue from Sonem sales.

    Cost of goods sold in the second quarter of 2000 increased by 637% to $423,549 from $57,436 in the second quarter of 1999. The major contributor to this increase was a write-down of Sonem inventory by $245,564. Cost of goods sold for UniLinx™ and Singapore contract services also contributed to the increase.

    Research and development expenses in the second quarter of 2000 increased by 47% to $212,153 from $144,550 in the second quarter of 1999. The major factor contributing to the increase was a continuation of a project to improve the functionality of the Company's traffic signal preemption system, in order to extend the application of the system to traffic controllers with more diverse requirements. In the second quarter of 2000, staff and consulting costs increased as the Company continued to invest in the development of the UniLinx™ wireless communications product.

    Marketing expenses in the second quarter of 2000 increased by 33% to $175,956 from $132,097 in the second quarter of 1999. In 2000, the Company increased advertising and travel costs to demonstrate its UniLinx™ product to potential customers and at trade shows. The Company also hired additional consultants to explore business development opportunities for wireless products.

    General and administrative expenses increased 32% to $414,577 from $314,407 in the first quarter of 1999. Legal costs were higher due to the costs of becoming a reporting issuer, including the costs of the filing of forms 10-QSB and 10-KSB and the filing of a proxy statement in preparation for the Company's annual shareholder's meeting. Consulting costs also increased as the company hired a merger and acquisition specialist, and provided additional shareholder communication resources, including an updated web site. Rent and telephone costs were lower, as the second quarter of 1999 included costs of the Seattle office, now relocated, and telemarketing costs, which were discontinued in June of 1999.

Quarters Ended March 31, 2000 and 1999

    Sales in the first quarter of 2000 increased by 205% to $54,678 from $17,948 in the first quarter of 1999. This increase was due to a higher level of sales of the Company's Sonem 2000 traffic signal priority system in the first quarter of 2000, resulting from increased orders through the Company's distribution network.

    Cost of goods sold in the first quarter of 2000 increased by 14% to $74,232 from $65,183 in the first quarter of 1999. Increased transfers from inventory to cost of goods sold to support the higher sales volume were offset by reductions in other production costs, primarily staff costs, in the first quarter of 2000 compared to the first quarter of 1999.

    Research and development expenses in the first quarter of 2000 increased by 77% to $190,804 from $108,101 in the first quarter of 1999. In the first quarter of 2000, staff and consulting costs increased as the Company continued to invest in the development of the UniLinx™ wireless communications product, a project that was commenced after the first quarter of 1999. Also, in the first quarter of 2000, the Company started a project to improve the functionality of its traffic signal priority system in order to extend the application of the system to traffic controllers with more diverse requirements, and to reduce unit cost.

    Marketing expenses increased by 81% to 203,657 from $112,529 in the first quarter of 1999. The primary source of the increase was the award of $1.00 options to marketing staff during the first quarter to consummate previous commitments. The award resulted in a compensation expense of $84,800 being recorded, which was calculated using the intrinsic value method. In 2000, the Company hired a project manager for its UniLinx™ wireless communications product and conducted market studies into broader product applications. Increased travel costs were incurred as the Company negotiated a technical support contract in Singapore.

    General and administrative expenses in the first quarter of 2000 were little changed, decreasing 5% to $246,725 from $259,152 in the first quarter of 1999. A decrease in employment expenses due to lower staff compared to the first quarter of 1999 was offset by higher legal costs due to activities leading to the registration of the Company under the Exchange Act on Form 10-SB, and the filing of its initial annual report on Form 10-KSB.

Years Ended December 31, 1999 and 1998

    Sales in fiscal 1999 decreased by 35%, or $106,451, to $201,317 from $307,768 in 1998. This decrease was due in part to a higher level of sales of the Company's Sonem traffic signal preemption system in the fourth quarter of 1998, caused by a increased marketing effort in that quarter. In the third and fourth quarters of 1999, the Company did not increase marketing effort, primarily due to cash constraints, resulting in lower sales performance for the fiscal year 1999 over that of fiscal 1998.

    Cost of goods sold in fiscal 1999 decreased by 23%, or $121,254, to $404,406 from $525,660 in 1998. During the first quarter of 1999 the Company increased production in anticipation of higher sales of its Sonem 2000 traffic signal priority system. However, as it became evident that these sales would not materialize at the expected levels, production was severely reduced and then stopped altogether. Inventory increased as the result of both the first quarter production activity and the ordering of parts that were expected to be needed in the second quarter. Production department direct labor and overhead expenses were capitalized to finished goods inventory, which led to the decrease in production expenses charged against income.

    Research and development expenses in fiscal 1999 increased by 103%, or $254,451, to $502,643 from $248,192 in 1998. In the second, third, and fourth quarters of 1999 the Company responded to a growing market interest in wireless communication products in the traffic industry by accelerating development of its UniLinx™ traffic controller communication product. In addition, a Canadian refundable investment tax credit, which had financed $93,048 of $341,240 in gross research and development expenditures in 1998, was no longer refundable to the Company in 1999 in view of the Company's change in status following the December 11, 1998 acquisition. Also, Government grants decreased by $9,663 to $34,079 in 1999, compared to $43,742 in 1998. At the end of fiscal 1999, $28,487 of the total of $122,501 approved in the governing contribution agreement was still available to be claimed.

    Marketing expenses in fiscal 1999 increased by 18%, or $69,711, to $456,385 from $386,674 in 1998. As part of an initiative to achieve higher sales of its traffic signal priority product, the Company hired two additional sales managers in October 1998 and April 1999. In addition, the Company hired a business development executive in April of 1998 to pursue opportunities for new and existing products in the ITS industry and in international markets. Marketing and business development effort was curtailed in the fourth quarter of 1999 as the Company directed limited cash resources toward research and development of wireless products for the transportation industry, which had shown indications of strong demand in the second half of 1999.

    General and administrative expenses in fiscal 1999 increased by 10%, or $88,411, to $982,998 from $894,587 in 1998. During this period, the Company incurred higher accounting, legal, contract services, and travel costs related primarily to the pursuit of new financing and its status as a U.S. reporting company.

    Accounting and legal costs rose by $136,481, travel by $64,761, and contract services by $34,114. Employment expenses decreased by $211,896 due primarily to the higher level of management incentive awards in 1998. In addition, the Company opened an office in Seattle in April 1999, which was subsequently relocated to more economical space in August, 1999.

Liquidity and Capital Resources

    Since its inception, the Company has been dependent on investment capital as its primary source of liquidity. Sales of the Company's current and earlier versions of its Sonem 2000 traffic signal priority product have provided insufficient cash flow to sustain operations. The Company had an accumulated deficit at June 30, 2000 of $7,141,108.

    The Company's cash position increased by $4,833,390 to $4,866,360 on June 30, 2000 from $32,970 on December 31, 1999. The Company was successful in raising $5,775,000 in gross proceeds under an equity financing received in March and April, 2000, of which $5,612,500 was received in the first quarter. Management projects that the Company has sufficient cash resources to finance operations at least until the middle of fiscal year 2001. Management expects that the Company will need additional capital, however, to maintain and expand operations in fiscal year 2001. There is no assurance that sufficient additional financing will be available to the Company, or that, if available, the financing will be on terms acceptable to the Company. If additional funding is not obtained in a timely manner, the Company may have to curtail or suspend operations. There is no assurance that new business developments or other unforeseen events will not occur that will result in the need to raise additional funds during or following fiscal year 2000. If the Company cannot raise needed capital, it will have a material adverse effect on the Company.

    Net cash used in operating activities was comprised basically of a loss of $1,727,466 during the first six months of 2000. $123,245 in operational funding was also obtained through receipt of a Canadian income tax credit for scientific research and experimental development performed at UW Systems in 1998. With the Company's status as a U.S. public entity, however, this tax credit is no longer refundable for similar work performed in 1999 and beyond.

    Accounts payable and accrued liabilities decreased by $77,333, in the first six months of fiscal 2000, while deferred revenue increased by $461,511 resulting from a prepayment by Orbital on the UW Singapore contract. After providing for an inventory writedown for Sonem components of $245,564, inventories increased by $33,003 resulting from an increase in UniLinx™ component inventory in preparation for expected purchase orders.

    The Company's investing activities in the period ending June 30, 2000 were primarily comprised of purchasing new computer and test equipment.

    UW Systems has a loan payable with the Royal Bank of Canada, consisting of a demand reducing loan under the Canadian Western Economic Diversification IT&T Program, of $140,351 (Cdn$204,000) at an interest rate of Royal Bank prime rate plus 6%. The Company is making principal repayments at the rate of $3,604 (Cdn$5,239) per month. The loan balance at June 30, 2000 was $105,944. On July 31, 2000 the bank reduced the interest rate on the loan to Royal Bank prime rate plus 3% from Royal Bank prime rate plus 6%.

Inflation

    The Company does not believe that inflation has had a significant impact on its consolidated results of operations or financial condition. However, the Company has experienced some significant price increases for certain components that are used in the wireless industry.

Year 2000 Readiness

    To date, the Company has experienced no material impacts from conversion to the year 2000, directly or indirectly. At this time, the Company does not anticipate any material impacts in the future related to the "Year 2000 issue."

DESCRIPTION OF PROPERTY

    The Company currently leases 11,425 square feet of office, research and development, and production space on a triple net basis at 7438 Fraser Park Drive, Burnaby, British Columbia, Canada. The lease has a five-year term expiring on August 31, 2005, with an option to renew for an additional three-year term. Minimum basic rental rates are as follows:

  (a)
  years 1 and 2—Cdn$10.00 per square foot per annum;

  (b)
  year 3—Cdn$10.25 per square foot per annum; and

  (c)
  years 4 and 5—Cdn$10.50 per square foot per annum.

    For its head office, the Company shares space with a compatible business located at 10900 NE 4th Street, Suite 2300, Bellevue, WA.

    The Company does not currently maintain any investments in real estate, real estate mortgages or persons primarily engaged in real estate activities, nor does it expect to do so in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTTERS

    The Company's common stock is traded on the over-the-counter or "Bulletin Board" market under the symbol "UTYW." Between February 6, 1999 and August 17, 2000, the common stock traded under the symbol "ZSON." Before February 6, 1999, the common stock traded under the symbol "MMIM." The following comprises the high and low bid prices for the Company's common stock as of the end of each period indicated since March 31, 1999 (the stock was not "publicly traded" before December 31, 1998), unless otherwise indicated:

Period Ending	High Bid	Low Bid
March 31, 1999	3.3125	0.0000
June 30, 1999	3.0000	0.8750
September 30, 1999	1.0625	0.4375
December 31, 1999	1.1875	0.3750
January 1 - February 9, 2000	1.27	0.89
February 10 - April 27, 2000*	6.25 (No Bid/Ask - High Trade)	0.9000 (No Bid/Ask - Low Trade)
April 28 - June 30, 2000	4.50	1.0625

Source: Nasdaq Trading & Marketing Services

*
The common shares of the corporation were traded on the National Quotation Bureau "Pink Sheets" from February 10, 2000 until April 27, 2000 and therefore high and low bid information is not available during this period.

    For over-the-counter market quotations, these quotations reflect inter-dealer prices without retail mark-up, mark down or commission, and may not represent actual transactions.

    As of September 5, 2000 there were approximately 140 holders of record of the Company's common stock. The Company has never declared a cash dividend on its common stock.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation earned during the fiscal years ended December 31, 1999 and 1998 by H. William Brogdon (the "Named Executive Officer"), who served as president and chief executive officer of the Company from February, 1998 to February, 2000. No officer of the Company or its subsidiaries earned greater than $100,000 in total salary and bonus during 1999, the most recently completed fiscal year of the Company.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

	Annual Compensation		Long Term Compensation
			Restricted Stock Awards($)		Securities Underlying Options(#)
Name and Position	Year	Salary
H. William Brogdon	1999	$38,756	$0		0
H. William Brogdon	1998	$64,167	$61,480	(1)	200,000

NOTES:

(1)
At the end of 1998 Mr. Brogdon held a total of 750,000 restricted common shares. The stock of the Company had not traded publicly prior to December 31, 1998 and the December 11, 1998 valuation of $0.1537 per share is used, for an aggregate value of $115,275 for these holdings (including restricted stock awarded in 1998). Dividends have not been declared on any restricted stock nor are any dividends planned for restricted stock.

Option/SAR Grants Table

    The Company made no grants of options or SARs to the Named Executive Officer during fiscal 1999.

Compensation of Directors

    The directors of the Company do not receive salaries or fees for serving as directors of the Company, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. The Company may, however, determine to compensate its directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, the directors of the Company are entitled to participate in the Company's 1999 Stock Option Plan.

    As part of the share exchange on December 11, 1998 with the former UW Systems shareholders (accounted for as a reverse acquisition), 2,500,000 shares were issued by the Company to be distributed in the discretion of the UW Systems Board of Directors. Management, directors, and the founder received 1,283,908 shares, and accordingly the Company recorded a compensation expense. The balance of shares totaling 1,216,092 was distributed to all shareholders that had subscribed for shares for other than a nominal amount, on the basis of one share for every four held. The Company treated this distribution as a stock dividend in the 1998 financial statements.

Employment contracts and termination of employment and change-in-control arrangements

    There are no employment agreements between the Company or any of its subsidiaries with the Named Executive Officer.

FINANCIAL STATEMENTS

Annual Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999 and 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
 Sonic Systems Corporation

    We have audited the accompanying consolidated balance sheets of Sonic Systems Corporation (and subsidiaries) as of December 31, 1999 and 1998 and the related consolidated statements of loss and comprehensive loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonic Systems Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Ernst & Young, LLP
                      Chartered Accountants

Vancouver, Canada,
March 3, 2000,
(except for Note 17, as to which
the date is March 24, 2000).

Sonic Systems Corporation
Incorporated under the laws of Delaware

CONSOLIDATED BALANCE SHEETS
at December 31
(expressed in U.S. dollars)

	1999 $	1998 $
ASSETS [note 9]
Current
Cash	32,970	256,524
Accounts receivable, less allowance of $nil in 1999 and 1998 [note 7]	26,191	180,789
Government grant receivable	25,794	70,765
Investment tax credit receivable	123,245	209,972
Inventory [note 4]	529,528	200,851
Prepaid expenses	11,003	14,385
Related party advances [note 7]	10,024	—

Total current assets	758,755	933,286

Property and equipment (net) [note 5]	49,664	57,332
Patents (net) [note 6]	493,407	500,080

	1,301,826	1,490,698

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank overdraft	18,220	—
Accounts payable and accrued liabilities [note 8]	455,677	276,999
Loans payable [note 9]	277,664	226,877
Product warranty	19,670	23,706

Total current liabilities	771,231	527,582

Loans payable [note 9]	—	40,762
Product warranty	49,616	8,904

Total liabilities	820,847	577,248

Commitments [notes 12]
Stockholders' equity
Common stock, $0.001 par value 100,000,000 authorized, 20,588,725 [1998—19,589,368] issued and outstanding	20,589	19,589
Additional paid in capital	5,909,624	4,274,104
Other accumulated comprehensive income (loss)	(35,592)	8,298
Accumulated deficit	(5,413,642)	(3,388,541)

Total stockholders' equity	480,979	913,450

	1,301,826	1,490,698

    On behalf of the Board:

Director	Director

See accompanying notes

Sonic Systems Corporation

    CONSOLIDATED STATEMENTS OF LOSS
AND COMPREHENSIVE LOSS
(expressed in U.S. dollars)

	Years ended December 31
	1999 $	1998 $
Net sales	201,317	307,768
Cost of goods sold	(404,406)	(525,660)

	(203,089)	(217,892)

Expenses
Research and development [note 10]	(502,643)	(248,192)
Government grant [note 13]	34,079	43,742
Marketing	(456,385)	(386,674)
Interest expense	(20,571)	(23,702)
General and administrative	(982,998)	(894,587)

	(1,928,518)	(1,509,413)

Operating loss for the year	(2,131,607)	(1,727,305)
Other income	10,113	6,885
Exchange gain	96,393	4,115

Net loss for the year [note 14]	(2,025,101)	(1,716,305)

Comprehensive loss
Net loss for the year	(2,025,101)	(1,716,305)
Currency translation adjustment	(43,890)	(18,926)

Comprehensive loss	(2,068,991)	(1,735,231)

Basic and diluted loss per common
share [note 11[d]]	(0.14)	(0.23)

See accompanying notes

Sonic Systems Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(expressed in U.S. dollars)

	Common stock #	Common stock issued and outstanding $	Additional paid-in capital $	Other accumulated comprehensive (loss) income $	Accumulated deficit $	Total stockholders' equity $
Deemed outstanding as of December 31, 1997	6,637,901	6,638	2,197,691	27,224	(1,672,236)	559,317
Deemed issued for cash pursuant to private placement, net of share issue costs of $50,844	1,293,467	1,293	662,213	—	—	663,506
Deemed issued pursuant to options exercised [note 11[f]]	225,000	225	81,319	—	—	81,544
Deemed issued for services rendered [note 11[c]]	33,000	33	22,980	—	—	23,013
Deemed issued for the acquisition of Tekedge [note 3]	400,000	400	271,968	—	—	272,368
Deemed stock dividend [note 11[a]]	1,216,092	1,216	(1,216)	—	—	—
Deemed shares issued to employees for past service [note 11[a]]	1,283,908	1,284	136,116	—	—	137,400
Shares deemed issued on acquisition of Sonic Delaware [note 1]	1,000,000	1,000	—	—	—	1,000
Issued pursuant to private placement, net of share issue costs [note 1]	7,500,000	7,500	903,033	—	—	910,533
Net loss for the year	—	—	—	—	(1,716,305)	(1,716,305)
Foreign currency translation	—	—	—	(18,926)	—	(18,926)

Balance December 31, 1998	19,589,368	19,589	4,274,104	8,298	(3,388,541)	913,450
Issued for services rendered [note 11[c]]	6,500	7	12,993	—	—	13,000
Issued for cash pursuant to private placement, net of share issue costs of $151,480	992,857	993	1,622,527	—	—	1,623,520
Net loss for the year	—	—	—	—	(2,025,101)	(2,025,101)
Currency translation adjustment	—	—	—	(43,890)	—	(43,890)

Balance December 31, 1999	20,588,725	20,589	5,909,624	(35,592)	(5,413,642)	480,979

See accompanying notes

Sonic Systems Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. dollars)

	Years ended December 31
	1999 $	1998 $
OPERATING ACTIVITIES
Net loss for the year	(2,025,101)	(1,716,305)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of patents	56,693	27,199
Depreciation of property and equipment	13,428	11,304
Shares issued for services	13,000	23,013
Asset disposed for services	3,319	—
Stock based compensation	2,000	217,400
Changes in non-cash working capital relating to operations
Accounts receivable and government grant receivables	199,569	(226,089)
Investment tax credit receivable	86,727	(38,665)
Inventory	(328,677)	(122,539)
Prepaid expenses	3,382	2,492
Accounts payable and accrued liabilities	178,678	69,864
Product warranty	36,676	32,610

Net cash used in operating activities	(1,760,306)	(1,719,716)

INVESTING ACTIVITIES
Acquisition of property and equipment	(11,079)	(23,661)
Increase in patents	(50,020)	(35,878)
Related party advances	(10,024)	—
Cash acquired on acquisition of subsidiary	—	975,000

Net cash (used in) provided by investing activities	(71,123)	915,461

FINANCING ACTIVITIES
Bank overdraft	18,220	—
Repayment of loan payable	(1,371,159)	(4,663)
Proceeds from loan payable	1,381,184	198,496
Proceeds on issued and to be issued common shares	1,775,000	779,381
Share issue costs	(151,480)	(114,331)

Net cash provided by financing activities	1,651,765	858,883

Effect of foreign exchange rate changes on cash and cash equivalents	(43,890)	10,881

Net change in cash during year	(223,554)	65,509
Cash at beginning of year	256,524	191,015

Cash at end of year	32,970	256,524

Interest paid during the year ended December 31, 1999 amounted to $14,332 ($Cdn. 21,295) [1998—$14,382 ($Cdn. 22,052)].

See accompanying notes

1.  NATURE OF BUSINESS AND LIQUIDITY

    Sonic Systems Corporation ("Sonic Delaware") or (the "Corporation") develops, markets and sells products incorporating sound spectrum and wireless technologies in Canada and the United States. The Corporation is in the process of transforming itself from an acoustic-based signal preemption company to include products that use the Internet to provide wireless data solutions for specialized applications. Sonic Delaware has reserved the name "Unity Wireless Corporation" and commenced doing business under that name on March 1, 2000. The Corporation will seek shareholder approval to change the name of the Corporation to Unity Wireless Corporation at the next shareholders' meeting.

    The Corporation's ability to realize the carrying value of its assets is dependent on achieving profitable operations, and continuing development of new technologies, the outcome of which cannot be predicted at this time. Accordingly, the Corporation will require for the foreseeable future ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values. As described in note 17, subsequent to year end, the Corporation has raised additional equity financing through private placements.

Acquisition of Sonic B.C.

    Sonic Delaware was incorporated in Delaware on October 1, 1998. On December 11, 1998, Sonic Delaware acquired all of the issued and outstanding share capital of Sonic Systems Corporation (British Columbia) ("Sonic B.C.") for consideration of 11,089,368 common shares. In anticipation of this transaction, the Corporation issued 7,500,000 common shares pursuant to a private placement for gross proceeds of $974,000 less accounts payable of $63,467. Prior to these transactions, Sonic Delaware was an inactive company with cash assets of $1,000. As a result of this acquisition, the original shareholders of Sonic B.C., as a group, owned more than 50% of the issued and outstanding voting shares of Sonic Delaware. This transaction represents a recapitalization of Sonic B.C.

    Consequently, this business combination has been accounted for as a reverse acquisition whereby Sonic B.C. is deemed to have acquired Sonic Delaware. These consolidated financial statements are a continuation of the financial statements of the accounting acquirer, Sonic B.C. and reflect the accounts of Sonic B.C. at their historic net book value and the accounts of Sonic Delaware at their estimated fair value at the time of the transaction. For purposes of the acquisition, the fair value of the net assets of Sonic Delaware of $1,000 is ascribed to the 1,000,000 previously outstanding common shares of Sonic Delaware deemed to be issued in the acquisition.

    The combined issued and outstanding and additional paid-in-capital common stock of the continuing consolidated entity as of December 11, 1998 is computed as follows:

$
Existing share capital of Sonic B.C. as of December 11, 1998 prior to the acquisition	$1,737,148
Deemed value of the acquired common shares of Sonic Delaware	1,000
Private placement, net of share issue costs	910,533

Share capital of Sonic Delaware as of December 11, 1998	$2,648,681

    The number of outstanding shares of Sonic Delaware as of December 11, 1998 is computed as follows:

#
Deemed share capital of Sonic B.C. as of December 11, 1998 prior to the acquisition	11,089,368
Shares deemed issued on acquisition of Sonic Delaware	1,000,000
Shares issued in private placement	7,500,000

Shares of Sonic Delaware as of December 11, 1998	19,589,368

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

    The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, 568608 B.C. Ltd. (British Columbia, Canada), Sonic B.C. (British Columbia, Canada), 321373 B.C. Ltd. (British Columbia, Canada) and Sonic Integration Inc. (Washington State, USA). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Financial instruments

    At December 31, 1999, the Corporation has the following financial instruments: cash and cash equivalents, accounts receivable, other receivables, investment tax credit receivable, accounts payable and accrued liabilities, and loans payable [1998—cash and cash equivalents, accounts receivables, other receivables, investment tax credit receivable, accounts payable and accrued liabilities and loans payable]. The carrying value of these financial instruments is considered to approximate fair value based on their short term nature.

Inventory

    Inventory is carried at the lower of cost, determined on an average basis, and market. Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods. The cost of work in progress and finished goods includes the cost of raw material, direct labor, and an appropriate allocation of related overhead.

Property and equipment

    Capital assets are stated at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

Computer equipment	30%
Furniture and fixtures	20%
Production equipment	20%

Patents

    Legal costs incurred for the registration of patents have been capitalized. Patent costs are being amortized on a straight-line basis over their legal life of 10 years. Patent costs are written off if, based on estimated future cash flows, the cost is not expected to be recovered from future revenues.

Impairment of long-lived assets

    The Corporation records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Income taxes

    The Corporation accounts for income taxes using the liability method of tax allocation. Under this method, future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Advertising costs

    Advertising costs are expensed as incurred. The Corporation incurred advertising expenses of $16,940 in 1999 and $32,455 in 1998.

Foreign currency translation

    The functional currency of the Corporation and its subsidiaries is the Canadian dollar, while the reporting currency in the consolidated financial statements is the U.S. dollar. Asset and liability accounts are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expense amounts are translated at the average exchange rate for the year. Gains or losses resulting from this process are recorded in stockholders' equity as an adjustment to other accumulated comprehensive (loss) income.

Revenue recognition

    Revenue from the sale of products is recognized at the time goods are shipped to customers. The products sold do not have a significant software component. Inventory shipped to customers which are subject to conditions are not recognized as revenue until the conditions are met.

Product warranties

    A liability for estimated warranty expense is established by a charge against cost of goods sold at the time products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

Investment tax credits

    Prior to the acquisition of Sonic B.C. by the Corporation on December 11, 1998, Sonic B.C. was a Canadian Controlled Private Corporation, as defined in the Income Tax Act (Canada), and accordingly was entitled to receive a cash refund on a portion of its investment tax credits earned on eligible expenditures. These refundable investment tax credits were recorded in the year the qualifying expenditure was made and applied to reduce the carrying costs of expenditures for capital assets and research and development. The investment tax credit balance relates to the pre-acquisition operations of Sonic B.C. As a result of the acquisition, Sonic B.C. now earns investment tax credits which are no longer refundable. The unrecognized investment tax credits are available in future years to reduce income taxes payable.

Research and development

    Research and development costs are expensed as incurred.

Stock-based compensation

    The Corporation accounts for stock-based compensation based on Accounting Principles Board Opinion No. 25 and related interpretations, whereby the intrinsic value of options granted is recorded at the measurement date. The Corporation has adopted the disclosure-only provision of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation for stock options granted to employees.

Net loss per common share

    The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. The Corporation has not included potential common shares representing escrow shares and performance shares in the basic loss per share computation. Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where antidilutive.

Comprehensive (loss) income

    Comprehensive income measures all changes in shareholders' equity excluding capital transactions. For the periods presented other accumulated comprehensive income comprises only foreign currency translation.

Recent pronouncement

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 will be effective for the Company's year end commencing January 1, 2001. The Company has not determined the impact, if any, of these pronouncements on its consolidated financial statements.

3.  BUSINESS ACQUISITION

    On July 3, 1998 the Corporation acquired 100% of the issued and outstanding share stock of 321373 B.C. Ltd. (formerly Tekedge Development Corp. ("Tekedge")) an inactive company with rights to certain patents and technology. The acquisition was accounted for by the purchase accounting method, in which the results of operations are included in the Corporation's accounts from the date of acquisition. Details of this acquisition are as follows:

	# of Shares	$
Purchase price		272,368

Consideration given:
Common shares issued July 3, 1998	400,000	272,368

    The purchase price has been allocated according to the estimated fair values of the assets and liabilities of Tekedge as follows:

$
Patents	344,749
Accounts payable	(12,538)
Loan payable	(59,843)

272,368

4.  INVENTORY

	1999 $	1998 $
Raw materials	195,364	44,709
Finished goods	334,164	156,142

	529,528	200,851

5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

	1999		1998
	Cost $	Accumulated depreciation $	Cost $	Accumulated depreciation $
Computer equipment	52,165	28,931	49,508	19,866
Furniture and fixtures	10,869	5,388	24,990	7,815
Production equipment	30,108	9,159	11,671	1,156

	93,142	43,478	86,169	28,837

Net book value	49,664		57,332

6.  PATENTS

	1999		1998
	Cost $	Accumulated depreciation $	Cost $	Accumulated depreciation $
Patents	570,280	76,873	526,389	26,309

Net book value	493,407		500,080

7. RELATED PARTY TRANSACTIONS

    [a] Consulting fees of $nil [1998—$50,323 ($Cdn. 78,000)] were paid to a director of the Corporation during the year. This transaction is based in Canadian dollars.

    [b] Included in accounts receivable at December 31, 1999 is $nil [1998—$31,170 ($Cdn. 47,783)] due from a senior officer of the Corporation. This transaction is based in Canadian dollars.

    [c]  Advances of $10,024 ($Cdn. 14,468) are due from an employee & a previous employee who is now a distributor of the Corporation. Interest on these advances is at 6.5% per annum and is due in full before the year ended December 31, 2000. This transaction is based in Canadian dollars

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	1999 $	1998 $
Trade accounts payable	349,179	169,977
Employee compensation payable	57,287	60,847
Accrued liabilities	24,961	31,827
Audit accrual	24,250	14,348

	455,677	276,999

9. LOANS PAYABLE

	1999 $	1998 $
British Columbia Advanced Systems Institute	77,115	64,361
Royal Bank of Canada	130,365	143,214
Government of Canada—Ministry of Western Economic Diversification	70,184	60,064

	277,664	267,639
Less: current portion	277,664	226,877

	—	40,762

    Canadian bank prime rate at December 31, 1999 was 6.5% [1998 - 6.75%].

Government of British Columbia

British Columbia Advanced Systems Institute ("ASI")

    The Corporation has agreed to perform certain specified research and development work and ASI has agreed to assist in the funding of this work up to $69,286 ($Cdn. 100,000). In addition, a lump sum payment of $24,250 (Cdn. $35,000) is payable on March 31, 2000.

    One month after completion of the work, the Corporation must commence making payments to ASI on a monthly basis for a period of up to 84 months, equal to the greater of:

  •
  $802 ($Cdn. 1,191); or

  •
  Royalty payments equal to 10% of gross revenues on all products incorporating the technology developed under this project.

    The Corporation has the option to make a lump-sum payment to discharge the obligation by making a minimum payment based upon a pre-determined formula. The maximum obligation under the formula is 2.5 times the amount advanced.

    The loan security is the product derived as a result of the research.

Royal Bank of Canada

    The Corporation has a $141,343 ($Cdn. 204,000) loan available with the Royal Bank of Canada with an effective interest rate of 10.16%. Scheduled principal repayment terms of $3,526 ($Cdn. 5,239) per month have been arranged over 5 years from the initial drawdown date of January 23, 1998.

    As collateral for the loan, a general security agreement representing a first charge on all of the Corporation's assets has been granted. There are also various covenants, financial reporting requirements, and conditions precedent associated with the above loan. As at December 31, 1999, the Corporation's subsidiary was not in compliance with the covenants relating to debt to tangible net worth ratio and current ratio [note 17[e]].

Government of Canada

Ministry of Western Economic Diversification

    The Corporation has entered into an unsecured loan agreement with the Federal Ministry of Western Economic Diversification, whereby the Ministry agreed to make financial contributions to assist in the development of certain research and development projects. Under the terms of the original agreement, the total loan was to be repaid in five equal semi-annual installments commencing October 30, 1993. If not repaid, each installment will incur interest compounded monthly at the Bank of Canada's prime rate plus 3%. As of December 31, 1999 the remaining balance to be repaid was $70,184 ($Cdn. 101,297) and accordingly has been classified as a current liability. Until the loan is fully repaid the Corporation has agreed to comply with certain contractual responsibilities, including the following:

      [a] to maintain adequate insurance coverage for the projects; and

      [b] to not issue dividends, repay shareholder advances or make significant changes in ownership or financing without the approval of the Ministry.

10. RESEARCH AND DEVELOPMENT

	1999 $	1998 $
Expenses	502,643	341,240
Less investment tax credit	—	(93,048)

Net expense	502,643	248,192

11. SHARE STOCK

[a]  Stock dividend and stock issued to employees

    Concurrent with the acquisition of Sonic B.C., the Corporation issued one escrowed common share of Sonic Delaware to shareholders of Sonic B.C. for every four shares of common stock of Sonic B.C. In addition, certain employees of Sonic B.C. were awarded a total of 1,283,908 escrowed share of common stock of Sonic Delaware. The shares issued to employees have been recorded as compensation expense in 1998 of $137,400 based on the fair market value of the Corporation's shares at the date of award.

    These escrowed shares will be released from Escrow subject only to the following terms:

  [i]
  700,000 escrowed shares ("Indemnity Shares") are held in Escrow pursuant to the terms of the Escrow Agreement until the 11th day of June, 2000, at which time 420,000 Indemnity Shares may be released from the terms of this Escrow Agreement and thereafter an additional 70,000 Indemnity Shares may be released from the terms of this Escrow Agreement on and after each of the 11th day of September, 2000, December, 2000, March, 2001 and June, 2001;

  [ii]
  1,800,000 escrowed shares are held in escrow pursuant to the terms of the Escrow Agreement until December 11, 1999, at which time 720,000 escrowed shares were released from the terms of this Escrow Agreement and thereafter an additional 180,000 escrowed shares may be released from the terms of this Escrow Agreement on and after each of the 11th day of March, 2000, June, 2000, September, 2000, December, 2000, March, 2001 and June, 2001.

[b]  Performance shares

    In connection with the acquisition of Sonic B.C. [see note 1], the Corporation agreed to raise a minimum of $1,500,000 of gross proceeds pursuant to a private offering of up to 500,000 common shares of the Corporation. As collateral for performance of this obligation, 5,000,000 common shares were placed in escrow. If the above gross proceeds were not raised, a percentage of the performance shares equal to the percentage of the shortfall in gross proceeds were to be released and governed by a general escrow agreement.

    The 5,000,000 common shares placed in escrow were released during 1999 as the $1,500,000 gross proceeds were raised.

[c]  Shares issued for services

    In 1999, the Corporation issued 6,500 [1998 - 33,000] common shares for services rendered at $13,000 ($Cdn. 19,315) [1998—$23,013 ($Cdn. 33,000)]. These shares were issued at fair market value, determined by the closing trading price of the common stock on the date of issuance.

[d]  Loss per share

    The following table sets forth the computation of basic and diluted loss per share:

	1999 $	1998 $
Numerator
Net loss for the year	(2,025,101)	(1,716,305)
Denominator
Weighted average number of common shares outstanding	19,795,202	7,960,520
Escrowed shares	2,458,575	136,986
Performance shares	2,937,893	273,973
Basic and diluted loss per common share	(0.14)	(0.23)

    For the year ended December 31, 1999 all of the Corporation's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

[e]  Stock option plan

    During the year ended December 31, 1998 the Corporation established a stock option plan pursuant to which 3,000,000 common shares have been reserved for issuance. This plan has been replaced and on December 6, 1999, the Corporation adopted a new stock option plan pursuant to which 5,000,000 common shares have been reserved for issuance.

    Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding options
	Shares available under option	No. of common shares issuable	Weighted average exercise price $
Balance, December 31, 1997	3,000,000	—	—
Options granted	(2,612,000)	2,612,000	0.91
Options expired	—	(225,000)	(0.01)

Balance, December 31, 1998	388,000	2,387,000	1.00
Options granted	(150,000)	150,000	1.10
Options expired	152,500	(152,500)	(1.00)
Increase in reserved for issuance	2,000,000	—	—

Balance, December 31, 1999	2,390,500	2,384,500	1.01

    The following table summarizes information about stock options under the plan outstanding at December 31, 1999:

				Options Exercisable
		Options Outstanding
	Number outstanding at December 31, 1999			Number outstanding at December 31, 1999
Exercise price $		Weighted-average remaining contractual life	Weighted average exercise price $		Weighted average exercise price $
1.00	2,374,500	4.51	1.00	1,702,556	1.00
2.53	10,000	4.33	2.53	2,500	2.53

11. SHARE STOCK (Continued)

    Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option. At December 31, 1999, 1,705,056 options were exercisable.

    Stock options have vesting periods ranging from five to ten years.

    Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below:

		1999 $	1998 $
Net loss	As reported	(2,025,101)	(1,716,305)
Less APB 25 expense		2,000	217,400
Add SFAS 123 expense		(66,589)	(192,000)

	Pro forma	(2,089,690)	(1,690,905)
Basic and diluted loss per common share	As reported	(0.14)	(0.23)
	Pro forma	(0.15)	(0.22)

    The fair value of each option granted in 1999 was estimated on the date of the grant using the Minimum Value option-pricing model with the following weighted-average assumptions: no dividend yield; volatility was based on weekly stock price; risk-free interest rate of 5% and an expected life of four and one-half years.

    The weighted-average fair value of options granted during 1999 and 1998 was as follows:

	1999 $	1998 $
Exercise price:
Equal to fair market value	—	.20
Greater than fair market value	2.22	.49
Less than fair market value	.46	.02

	0.58	0.13

12. COMMITMENTS AND CONTINGENCIES

    The Corporation has the following future minimum lease commitments for premises and equipment:

$
2000	19,328
2001	4,131
2002	1,549

25,008

    In 1999, rent expense was $58,136 [1998—$30,624].

Year 2000 Issue

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

13. GOVERNMENT GRANT

    During the year ended December 31, 1997 the Corporation entered into a contribution agreement with the Federal Transportation Development Centre, whereby the Corporation is entitled to receive approximately $122,501 ($Cdn. 182,000) or 50% of eligible expenditures, as defined in the agreement. As at December 31, 1999, the Corporation had received $34,079 ($Cdn. 50,631) [1998—$43,742 ($Cdn. 64,874)].

14. INCOME TAXES

    At December 31, 1999, the Corporation has U.S. tax net operating losses approximating $2,000,000, of which $1,100,000 will expire in 2018 and $900,000 will expire in 2019 if not utilized. The Corporation may have incurred "ownership changes" pursuant to applicable Regulations in effect under Section 382 Internal Revenue Code of 1986, as amended. Therefore, the Corporation's use of losses incurred through the date of these ownership changes may be limited during the carryforward period.

    The Corporation has Canadian tax net operating losses of approximately $3,975,000, which expire as follows:

$
2000	18,000
2001	109,000
2002	542,000
2003	661,000
2004	1,575,000
2005	1,070,000

    Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation has recognized a valuation allowance equal to the future tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Corporation's future tax assets and liabilities as of December 31 are as follows:

	1999 $	1998 $
Future tax assets:
Net operating loss carry forwards	1,814,000	1,019,000
Depreciation/amortization	(1,000)	209,000
Other	387,000	333,000

Total future tax assets	2,200,000	1,561,000
Valuation allowance	(2,200,000)	(1,561,000)

Net future taxes	—	—

15. SEGMENTED INFORMATION

    The Corporation's principal business activity is the engineering design, manufacturing, marketing and sale of sound spectrum and wireless technologies for the transportation market.

    Net sales to customers in the United States and Canada during the year ended December 31, 1999 were $122,539 and $78,778 respectively [1998—$235,248 and $72,520]. Predominantly all of the Corporation's capital assets are located in Canada for the periods presented.

16. COMPARATIVE FIGURES

    Certain comparative figures have been restated to conform with the presentation adopted in the current year.

17. SUBSEQUENT EVENTS

[a]  Additional financing

    On March 24, 2000, the Corporation undertook an offering of 4,000,000 units each consisting of one share and one warrant exercisable at $3.25, for a unit price of $1.50 each. By March 24, 2000 the Corporation received subscriptions and cash advances of $5,137,500 for 3,425,000 units.

[b]  Conversion of ASI loan

    On February 10, 2000 the Corporation received a final advance of $16,421 (Cdn. $23,700) from the British Columbia Advanced Systems Institute [see note 9], resulting in a total debt of $93,536 (Cdn. $135,000). At a Board of Directors meeting on February 22, 2000 the Corporation approved the conversion of the total ASI debt into common shares of the company at the fair market value of $2.06 per share.

[c]  Shares to be issued

    At the Board of Directors meeting on February 22, 2000 the Corporation approved the conversion of services rendered into 20,000 common shares.

[d]  Additional stock options awarded

    On February 22, 2000 the Corporation issued an additional 1,745,000 stock options at exercise prices of $2.06 (1,655,000 options) and $1.00 (90,000 options) under the 1999 Stock Option Plan. All new options expire five years from award. Also, 247,500 options had expired.

[e]  Escrow shares released

    On March 11, 180,000 escrow shares were released according to the schedule [see note 11[a][ii]].

[f]  Royal Bank credit facility

    On March 24, 2000, the Royal Bank Credit facility was amended to remove the covenants relating to debt to tangible net worth ratio and current ratio.

Interim Financial Statements

FINANCIAL STATEMENTS

JUNE 30, 2000

UNITY WIRELESS CORPORATION

CONSOLIDATED BALANCE SHEET
(Unaudited)

June 30, 2000
BALANCE SHEET
ASSETS
Cash and cash equivalents	4,866,360
Accounts receivable	80,331
Government grant and other receivable	29,870
Inventory	316,967
Prepaid expenses	39,283
Related party advances	10,082

Total current assets	5,342,893
Property and equipment	86,269
Patents	460,523

5,889,685

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	353,254
Deferred revenue	461,511
Loans payable	177,754
Income taxes payable	5,999
Product warranty	50,861

Total current liabilities	1,049,379
Product warranty	49,616

Total liabilities	1,098,995
Common stock $0.001 par value. 100,000,000 authorized, 24,788,725 issued and outstanding	24,789
Additional paid in capital	11,892,787
Other accumulated comprehensive income	14,222
Accumulated deficit	(7,141,108)

Total stockholders' equity	4,790,690

5,889,685

See notes to financial statements

UNITY WIRELESS CORPORATION

CONSOLIDATED STATEMENTS OF LOSS
AND COMPREHENSIVE LOSS

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2000	1999	2000	1999
INCOME STATEMENT
Net sales	164,116	61,173	218,794	79,121
Cost of goods sold	(423,549)	(57,436)	(497,782)	(122,619)

Gross profit	(259,433)	3,737	(278,988)	(43,498)

Operating expenses:
Research and development	(212,153)	(144,550)	(402,957)	(252,651)
Government grant	0	11,435	0	17,407
Marketing	(175,956)	(132,097)	(379,613)	(244,626)
Interest expense	(5,375)	(5,258)	(12,827)	(10,227)
General and administration	(414,577)	(314,407)	(661,303)	(573,558)

	(808,061)	(584,877)	(1,456,700)	(1,063,655)

Operating loss for the period	(1,067,494)	(581,140)	(1,735,688)	(1,107,153)
Other income	53,028	270	57,317	6,936
Exchange gain (loss)	(36,301)	6,897	(43,079)	20,314
Provision for income taxes	(6,017)	0	(6,017)	0

Net loss for the period	(1,056,784)	(573,973)	(1,727,467)	(1,079,903)
Comprehensive loss
Net loss for the period	(1,056,784)	(573,973)	(1,727,467)	(1,079,903)
Currency translation adjustment	38,968	10,433	49,815	(394)

Comprehensive loss	(1,017,816)	(563,540)	(1,677,652)	(1,080,297)

Basic and diluted loss per common share	(0.05)	(0.05)	(0.08)	(0.09)

Weighted average no. of shares outstanding	22,499,274	12,090,082	20,687,708	12,089,727

See notes to financial statements

UNITY WIRELESS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30
	2000	1999
OPERATING ACTIVITIES
Loss for the period	(1,727,466)	(1,079,903)
Adjustments to reconcile loss to net cash used in operating activities
Amortization of patents	26,183	6,066
Depreciation of property and equipment	5,802	7,655
Writedown of inventory	245,564	0
Shares issued for services	0	13,000
Stock based compensation	95,400	0
Changes in non-cash working capital relating to operations
Accounts receivable and government grant receivable	(58,218)	136,840
Investment tax credit receivable	123,245	94,156
Inventory	(33,033)	(478,821)
Prepaid expenses	(28,280)	(11,131)
Accounts payable and accrued liabilities	(77,333)	228,458
Deferred revenue	461,511	0
Income taxes payable	5,999	0
Product warranty	31,192	(20,209)

Net cash used in operating activities	(929,404)	(1,103,889)

INVESTING ACTIVITIES
Acquisition of property and equipment	(42,407)	(6,627)
Increase (decrease) in patents	6,701	(21,640)
Related party advances	(58)	(11,167)

Net cash used in investing activities	(35,764)	(39,434)

FINANCING ACTIVITIES
Bank overdraft	(18,220)	13,822
Repayment of loan payable	(504,930)	0
Proceeds from loan payable	497,898	897,004
Proceeds from issued and to be issued common shares	5,773,995	0
Share issue costs	0	(997)

Net cash provided by financing activities	5,748,743	909,829

Effect of foreign exchange rate changes on cash and cash equivalents	49,815	(394)

Net change in cash during period	4,833,390	(233,888)
Cash at beginning of period	32,970	256,524

Cash at end of period	4,866,360	22,636

See notes to financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ending June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

  For further information, refer to the consolidated financial statements and footnotes thereto included in Unity Wireless Corporation's (formerly Sonic System Corporation's) annual report on Form 10-KSB for the year ended December 31, 1999, and the quarterly report on Form 10-QSB for the three month period ended March 31, 2000, under Unity Wireless Corporation's former name, Sonic Systems Corporation.

  The Company has changed its name to Unity Wireless Corporation. It began using the new name as a "dba" in March, 2000, and formally changed its name by filing Articles of Amendment with the State of Delaware Secretary of State effective July 20, 2000.

2.  Accounting policies

  a.
  Cash Equivalents

  The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents comprise mainly term deposits. The carrying value of these instruments approximates their market value.

  b.
  Singapore Contract Revenue Recognition

  Services revenue from the Singapore contract is recorded on the percentage-of-completion method.

  c.
  Recent pronouncements

  In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements of all public registrants. The provisions of SAB 101 are effective for the Company's fourth quarter ending December 31, 2000. The Company has not determined the impact of SAB 101, if any, on the consolidated financial statements.

  In March 2000, the Financial Standards Accounting Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). This statement is effective for certain transactions from December 15, 1998 and is to be applied commencing July 1, 2000. The Company has not determined the impact of FIN No. 44, if any, on the consolidated financial statements.

3.  Inventories

    The components of inventory consist of the following:

June 30 2000
$
Raw materials	145,165
Finished goods	171,802

316,967

    During the quarter ended June 30, 2000, the Company wrote down its inventories by $245,564 primarily to account for the obsolescence or unrealizable value of certain components of its Sonem inventory. This write-down has been included in costs of goods sold.

4.  Accounts payable and accrued liabilities

June 30 2000
$
Trade accounts payable	221,910
Employee compensation payable	108,269
Accrued liabilities	23,075

353,254

5.  Earnings Per Share Data

    The following table sets forth the computation of basic and diluted loss per share:

	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Numerator
Net loss for the period ($)	(1,056,784)	(573,973)	(1,727,467)	(1,079,903)
Denominator
Weighted average number of common shares outstanding	24,061,692	19,590,082	22,339,137	19,589,727
Escrowed shares	(1,562,418)	(2,500,000)	(1,651,429)	(2,500,000)
Performance shares	0	(5,000,000)	0	(5,000,000)

	22,499,274	12,090,082	20,687,708	12,089,727
Basic and diluted loss per common share ($)	(0.05)	(0.05)	(0.08)	(0.09)

    For the 3-month and 6-month periods ended June 30, 2000, all of the Corporation's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

6.  Stock Option Plan

    During the year ended December 31, 1998 the Corporation established a stock option plan pursuant to which 3,000,000 common shares have been reserved for issuance. This plan has been replaced and on December 6, 1999, the Corporation adopted a new stock option plan pursuant to which 5,000,000 common shares have been reserved for issuance. On July 5, 2000 the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock previously issued under the plan.

    Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding options
	Shares available under option	No. of common shares issuable	Weighted average exercise price
Balance, December 31, 1999	2,615,500	2,384,500	1.01
Options granted	(2,030,000)	2,030,000	2.07
Options expired	247,500	(247,500)	(1.00)
Change in number of authorized options	949,294

Balance, June 30, 2000	1,782,294	4,167,000	1.52

7.  Segmented information

    Commencing April 1, 2000, the Company had revenue from more than one operating segment. The Company reports revenue and gross profit to its Chief Executive Officer for the following segments:

  1.
  Wireless products—comprising the UniLinx communication product and other radio frequency wireless products under development

  2.
  Contract Services—comprising the agency marketing, systems integration, and contract services and support of Unity Wireless Integration Corporation.

  3.
  Acoustic Products—comprising the Sonem traffic signal priority system and research and development activities toward the Sonem or other acoustic products
	Three months ended June 30, 2000
	Wireless Products	Contract Services	Acoustic Products	Other	Total
Revenues	$27,379	$92,578	$44,659	$(500)	$164,116
Gross Profit (loss)	(39,511)	48,974	(270,093)	1,197	(259,433)
Segment assets*	174,763	0	602,727	0	777,490

  *
  Segment assets include inventory and patents as at June 30, 2000

8.  Changes in share capital

    During the six months ended June 30, 2000, the Company issued 3,850,000 common shares in a private offering for a total consideration of $5,775,000. Each common share issued has an attached warrant which entitles the holder to acquire one common share for $3.25 each until October 2001. The Company has the option to accelerate the warrant expiry date once the average bid-ask price or the closing market price of the Company's common stock is equal to or exceeds $5.00 per share for 10 consecutive days. At June 30, 2000, none of the purchase warrants had been exercised. The Company issued an additional 350,000 shares for debt reduction totalling $545,468.

    In April 2000, the Company granted share purchase warrants to a consultant to acquire 100,000 shares for $2.06 each until April 15, 2001. The warrants vest as to 25,000 on April 15, 2000 and the remaining amount vest in four equal amounts per quarter thereafter.

9.  Subsequent events

    On September 1, 2000 the Company entered into a letter of intent to sell its acoustic traffic preemption division. The material terms of the letter of intent include the sale of the assets used in connection with the division in exchange for a 37% equity interest in the buyer plus a royalty of 10% of the gross profit of the buyer to a maximum of $2,000,000. The Company will be responsible for the first $100,000 of warranty repair costs and in this regard, will advance $100,000 to the buyer, such advances to be added to the royalty due.

    The Company entered into a consulting agreement, expiring on July 1, 2002, and in consideration for services to be performed, granted the consultant share purchase warrants to acquire 500,000 common shares for $2.06 each. 100,000 of the warrants vest immediately and the balance vests quarterly in equal amounts over the term of the agreement. The vested shares are exercisable at various dates up to July 1, 2003.

    The Company is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that certain options to purchase shares in the common stock of the Company held by it have a term of unlimited duration.

    The Company has entered into a letter of intent to acquire all the issued and outstanding shares of Ultratech Linear Solutions Inc. of Burnaby, British Columbia, Canada. The transaction is subject to due diligence and approval of the board of the Company. As part of the transaction, the Company will provide up to $650,000 (Cdn.$1,000,000) in financing.

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's by-laws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware Business Corporation Act ("DBCA"), against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The by-laws also authorize the board of directors to indemnify any other person which the Company has the power to indemnify under the DBCA, including for indemnification greater or different from that provided in the by-laws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee		$5,359.33
NASD filing fee		*
Printing and engraving expenses		*
Transfer Agent and registrar fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment

RECENT SALES OF UNREGISTERED SECURITIES

    On approximately December 4, 1998, the Company completed a private offering to accredited investors under Rule 504. The Company issued 7,500,000 common shares in consideration of gross proceeds of $975,000. No underwriting discounts were given or commissions paid.

    On December 11, 1998, in connection with the acquisition of UW Systems, the Company issued a total of 11,089,368 common shares to the shareholders of UW Systems, who were non-U.S. persons, residing outside of the U.S., or accredited investors. The acquisition transaction occurred outside of the U.S. The consideration received by the Company was all of the issued stock of UW Systems. No underwriting discounts were given or commissions paid.

    In the period July to October 1999, the Company completed an offering under Regulation S, as contemplated by the acquisition agreement with UW Systems. The sale was to a non-U.S. person, residing outside of the U.S., and took place outside of the U.S. The Company issued 500,000 shares in consideration of gross proceeds of $1,500,000. The Company paid $150,000 in commission.

    In November, 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 350,000 common shares in consideration of gross proceeds of $175,000. No underwriting discounts were given or commissions paid.

    In December, 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 142,857 common shares in consideration of gross proceeds of $100,000. No underwriting discounts were given or commissions paid.

    In April, 2000 the Company completed an equity financing through a private offering under Regulation D and Regulation S of the Securities Act. The Company accepted subscriptions for 3,850,000 units resulting in gross proceeds of $5,775,000. Each unit consisted of one share of common stock and one non-transferable, callable warrant to purchase one share of common stock at an exercise price of $3.25. The warrant is exercisable for up to 18 months from closing, unless earlier called by the Company. The Company may call the warrants for exercise at any time after the average of the bid-ask prices or closing prices, as applicable, for the Company's common stock has equaled or exceeded $5.00 for at least ten days. If determined by the Board of Directors of the Company that it would be in the best interests of the shareholders of the Company, and if any underwriter or underwriters of the Company's securities determine, in their discretion, that it would be in the best interests of the Company, the Company has agreed it will use its reasonable efforts to cause the shares comprising the units to be included in a registration statement under the Securities Act, at such time as such registration is reasonably practicable for the Company to accomplish. The Company also agreed it will use its reasonable efforts to maintain the effectiveness of any such registration statement for at least one year after the Closing of this offering. This registration statement is being filed pursuant to that agreement. The Company issued 285,000 shares as commissions or fees to qualified persons.

EXHIBITS

    The following exhibits pursuant to Rule 601 of Regulation SB are included herein or incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation of Unity Wireless Corporation (included herein)
3.2	Amended and Restated Bylaws of Unity Wireless Corporation (included herein)
4.1	Form of warrant agreement re: private offering investors (included herein)
4.2	Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated July 1, 2000 (included herein)
4.3	Warrant from Unity Wireless Corporation to Crescent Communications Inc. dated June 26, 2000 (included herein)
10.1	Memo of Understanding with Safetran Traffic Systems Corp. (included in Form 10-SB, as amended, filed December 1999 ("Form 10-SB") as Exhibit 6.2 and incorporated herein by reference)
10.2	Distribution Agreement with Peek Traffic Systems, Inc. (included in Form 10-SB as Exhibit 6.3 and incorporated herein by reference)
10.3	Letter of Intent between Unity Wireless Systems Corporation and Traffic Safety Products, Inc. dated September 1, 2000 (included herein)
10.4	1999 Stock Option Plan (included in Form 10-SB as Exhibit 27 and incorporated herein by reference)
10.5	Consulting Agreement between Unity Wireless Corporation and Roland Carlos Sartorius dated as of September 1, 2000 (included herein)
10.6	Letter of Intent between Unity Wireless Corporation and Ultratech Linear Solutions Inc. dated September 27, 2000 (included herein)
21.1	A list of the subsidiaries of the registrant was included in Form 10-KSB for the fiscal period ending December 31, 1999 ("Form 10-KSB") as Exhibit 21 and is incorporated by reference herein. Since the filing of the 10-KSB, UW Singapore was created as a wholly owned subsidiary of UW Integration.
23.1	Consent of Ernst & Young (included herein)
27.1	Financial Data Schedule (included as Exhibit 27 in Form 10-KSB, Form 10-QSB for period ending March 31, 2000 and Form 10-QSB for period ending June 30, 2000 and incorporated herein by reference)

UNDERTAKINGS

    The Company hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Vancouver, province of British Columbia, Canada, on October 4, 2000.

Registrant:	UNITY WIRELESS CORPORATION
	By:	/s/ BRYAN R. WILSON Bryan R. Wilson, Secretary

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ MARK GODSY Mark Godsy, Director and Chief Executive Officer	Date: October 4, 2000
/s/ TOM DODD Tom Dodd, Director and President	Date: October 3, 2000
/s/ ROLAND SARTORIUS Roland Sartorius, Director and Chief Financial Officer	Date: October 4, 2000
/s/ JOHN D. ANDERSON John D. Anderson, Director	Date: October 4, 2000
/s/ LEWIS SABOUNGHI Lewis Sabounghi, Director	Date: October 3, 2000

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Table of Contents
Forward-looking Statements
SUMMARY INFORMATION
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
DESCRIPTION OF THE BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS
DESCRIPTION OF PROPERTY
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
CONSOLIDATED FINANCIAL STATEMENTS December 31, 1999 and 1998
PART II INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS
SIGNATURES